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Exhibit (a)(1)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Triangle Pharmaceuticals, Inc.

by

Simbolo Acquisition Sub, Inc.,
a wholly owned subsidiary of
Gilead Sciences, Inc.

at

$6.00 Net per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 15, 2003, UNLESS THE OFFER IS EXTENDED.

        Pursuant to an Agreement and Plan of Merger, dated as of December 3, 2002 (the "Merger Agreement"), by and among Gilead Sciences, Inc., a Delaware corporation ("Gilead"), Simbolo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Gilead (the "Purchaser"), and Triangle Pharmaceuticals, Inc., a Delaware corporation ("Triangle"), the Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Triangle at a price of $6.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. Following the purchase by the Purchaser of shares of Triangle common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Triangle (the "Merger"), with Triangle surviving the Merger as a wholly owned subsidiary of Gilead. As a result of the Merger, each outstanding share of Triangle common stock (other than shares owned by Gilead, the Purchaser, Triangle or any wholly owned subsidiary of Gilead or Triangle, or by any stockholder of Triangle who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

        Triangle's board of directors has, at a meeting held on December 3, 2002, by the unanimous vote of all directors of Triangle, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of Triangle and its stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law and (iii) declared that the Merger Agreement is advisable. Accordingly, Triangle's board of directors unanimously recommends that the stockholders of Triangle accept the Offer and tender their shares of Triangle common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer shares of Triangle common stock that, together with any shares of Triangle common stock then owned by Gilead or any wholly owned subsidiary of Gilead (including the Purchaser), represent greater than 50% of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all then-outstanding shares of Triangle common stock, plus, at the election of Gilead, an additional number of shares of Triangle common stock up to but not exceeding the aggregate number of shares of Triangle common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before June 1, 2003, or any warrant or other right to acquire capital stock of Triangle, or upon the conversion of any security convertible into capital stock of Triangle. (The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Certain of Triangle's directors and certain additional stockholders of Triangle have entered into stockholder agreements with Gilead and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Triangle, to tender all of their shares of Triangle common stock, as well as any additional shares of Triangle common stock which they may acquire (pursuant to Triangle stock options or otherwise), to the Purchaser in the Offer. The parties to certain of those stockholder agreements have also agreed to vote all of their shares of Triangle common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of December 3, 2002, the stockholders who executed stockholder agreements held in the aggregate 31,574,469 shares of Triangle common stock, which represented approximately 41% of the outstanding shares of Triangle common stock as of that date. Of such shares of Triangle common stock, 30,906,949 shares, which represented approximately 40% of the outstanding shares of Triangle common stock as of that date, were held by stockholders whose Stockholder Agreements also contained the voting provisions described above. The stockholder agreements provide that they terminate upon any termination of the Merger Agreement.

IMPORTANT

        Any stockholder of Triangle who desires to tender all or any portion of such stockholder's shares of Triangle common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Mellon Investor Services LLC (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Triangle with shares of Triangle common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

        Any stockholder of Triangle who desires to tender shares of Triangle common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase.

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent or the Dealer Manager for the Offer at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-4328

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Call Collect: (212) 902-1000
Call Toll Free: (800) 323-5678

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		5
INTRODUCTION		13
THE TENDER OFFER		15
1.	Terms of the Offer	15
2.	Procedures for Tendering Shares of Triangle Common Stock in the Offer	18
3.	Withdrawal Rights	22
4.	Acceptance for Payment and Payment for Shares of Triangle Common Stock	23
5.	Certain United States Federal Income Tax Consequences	24
6.	Price Range of Shares of Triangle Common Stock; Dividends on Shares of Triangle Common Stock	25
7.	Effect of the Offer on the Market for Triangle Common Stock; Nasdaq Listing of Triangle Common Stock; Exchange Act Registration of Triangle Common Stock; Margin Regulations	26
8.	Certain Information Concerning Triangle	28
9.	Certain Information Concerning the Purchaser and Gilead	28
10.	Source and Amount of Funds	29
11.	Background of the Offer	29
12.	Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan	36
13.	Certain Conditions to the Offer	60
14.	Certain Legal Matters	62
15.	Fees and Expenses	65
16.	Miscellaneous	65
SCHEDULE I Directors and Executive Officers of the Purchaser and Gilead		S-1

SUMMARY TERM SHEET

        We are Simbolo Acquisition Sub, Inc., and we are making an offer to purchase all of the outstanding shares of common stock of Triangle Pharmaceuticals, Inc. ("Triangle"). The following are some of the questions you, as a stockholder of Triangle, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Triangle shares?

        Our name is Simbolo Acquisition Sub, Inc. We are a Delaware corporation organized as a wholly owned subsidiary of Gilead Sciences, Inc. ("Gilead") for the sole purpose of making a tender offer for the outstanding shares of common stock of Triangle. Gilead is an independent biopharmaceutical company focused on the discovery, development and commercialization of antivirals, antibacterials and antifungals to treat life-threatening infectious diseases. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Gilead) of this Offer to Purchase for more information.

How many shares of Triangle common stock are you offering to purchase?

        We are making an offer to purchase all of the outstanding shares of common stock of Triangle. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of Triangle common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

        We are offering to pay $6.00 per share, net to you, in cash (without interest) for each of your shares of Triangle common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of Triangle common stock that you are offering to purchase?

        Yes.    Our parent company, Gilead, will contribute to us sufficient funds to pay for all of the shares of Triangle common stock that are accepted for payment by us in our offer, and to make payments for all shares of Triangle common stock that are not accepted for payment in our offer and that will be converted into the right to receive $6.00 per share in cash (without interest) in the merger described below following the successful completion of our offer. Gilead expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned upon any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of Triangle common stock in your offer?

        No.    We do not believe that our financial condition is relevant to your decision whether to tender your shares of Triangle common stock in our offer because:

  •
  cash is the only consideration that we are paying to the holders of Triangle common stock in connection with our offer;

  •
  we are offering to purchase all of the outstanding shares of Triangle common stock in our offer;

  •
  our offer is not subject to any financing contingencies; and

  •
  Gilead has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of Triangle common stock in our offer and the merger described below.

        See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

What are the terms of the convertible loan that Gilead has made to Triangle?

        On December 9, 2002, Gilead loaned $50,000,000 to Triangle, to help fund Triangle's working capital needs and for other corporate purposes pending the successful completion of our offer, pursuant to an obligation to provide such funds that was set forth in the merger agreement. The loan is unsecured and Gilead holds no security interest in any Triangle assets. Triangle's obligation to repay such loan is evidenced by a 7.50% Convertible Promissory Note, pursuant to which Gilead will become entitled to convert principal and accrued and unpaid interest under the convertible loan into Triangle common stock at a price of $6.90 per share after December 9, 2003. Contemporaneously with the provision of the convertible loan and the execution of the convertible note, Gilead and Triangle entered into an investor rights agreement providing Gilead with certain rights associated with its possible acquisition and ownership of Triangle common stock. (We sometimes refer to the convertible promissory note and the investor rights agreement as the "financing documents" in this Offer to Purchase.) Portions of the convertible loan may be forgiven by Gilead under certain circumstances set forth in the merger agreement. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

How long do I have to tender my shares of Triangle common stock in your offer?

        Unless we extend our offer, you will have until 12:00 midnight, New York City time, on January 15, 2003, to tender your shares of Triangle common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

        We are not obligated to purchase any shares of Triangle common stock that are tendered in our offer unless, prior to the expiration of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of Triangle common stock then owned by Gilead or any wholly owned subsidiary of Gilead (including us), represent greater than 50% of the "adjusted outstanding share number," which is defined in the merger agreement as the sum of all then-outstanding shares of Triangle common stock, plus, at the election of Gilead, an additional number of shares of Triangle common stock up to but not exceeding the aggregate number of shares of Triangle common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the merger) on or before June 1, 2003, or any warrant or other right to acquire capital stock of Triangle, or upon the conversion of any security convertible into capital stock of Triangle. (The foregoing condition is referred to as the "minimum condition.")

        Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy of Triangle's representations and warranties in the merger agreement as of the date of the merger agreement, the expiration or termination of the waiting period applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Triangle's compliance in all material respects with its covenants set forth in the merger agreement, and the absence of any legal proceeding involving a governmental body related to our offer or the merger. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

        We can waive any condition to our offer without Triangle's consent, other than the minimum condition.

Under what circumstances can or must you extend your offer?

        We are permitted to (but not required to) extend our offer beyond its initial expiration date of January 15, 2003:

  •
  for any period required by any rule or regulation of the Securities and Exchange Commission applicable to our offer;

  •
  for such amount of time as we determine to be necessary to permit all of the conditions to our offer to be satisfied; and

  •
  for an additional period of not more than ten business days, if the minimum condition has been satisfied, but the sum of the number of shares of Triangle common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer, together with any shares of Triangle common stock then owned by Gilead or any wholly owned subsidiary of Gilead (including us), represents less than 90% of the outstanding number of shares of Triangle common stock as of that date.

        In addition, we are required, upon the written request of Triangle prior to January 15, 2003, or prior to any subsequent date as of which our offer is scheduled to expire, if any condition to our offer has not been satisfied or waived, to extend our offer from time to time for such period of time (but in each case not more than 15 business days) as Triangle reasonably requests. However, we are not required to extend our offer beyond June 1, 2003.

        See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

        At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

        If we extend our offer, we will inform the Depositary, Mellon Investor Services LLC, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of Triangle common stock in your offer?

        To tender all or any portion of your shares of Triangle common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Mellon Investor Services LLC, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer), prior to the expiration of our offer.

        If you hold your shares of Triangle common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Triangle common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

        If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Triangle common stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

        Yes.    You can withdraw some or all of the shares of Triangle common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by February 14, 2003, you can withdraw them at any time after February 14, 2003. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

        To withdraw any shares of Triangle common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has Triangle's board of directors approved your offer?

        Yes.    Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2002, by and among Gilead, Triangle and us. Triangle's board of directors has, by the unanimous vote of all directors of Triangle:

  •
  determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement, are in the best interests of Triangle and its stockholders;

  •
  approved and adopted the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement in accordance with applicable law; and

  •
  declared that the merger agreement is advisable.

        Accordingly, Triangle's board of directors unanimously recommends that you accept our offer and tender your shares of Triangle common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

        The factors considered by Triangle's board of directors in making the determinations and the recommendation described above are described in Triangle's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Triangle with this Offer to Purchase.

        Banc of America Securities LLC, which acted as the financial advisor to Triangle's board of directors, delivered an opinion to Triangle's board of directors, dated December 3, 2002, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the offer price to be paid to stockholders whose shares of Triangle common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of Triangle common stock. Stockholders of Triangle are urged to, and should, carefully read Triangle's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Banc of America Securities LLC in their entirety.

Have any stockholders of Triangle already agreed to tender their shares in your offer?

        Yes.    As noted above, certain of Triangle's directors and certain additional stockholders of Triangle have entered into stockholder agreements with Gilead and us pursuant to which they have agreed, in their respective capacities as stockholders of Triangle, to tender all of their shares of Triangle common stock, as well as any additional shares of Triangle common stock which they may acquire (pursuant to Triangle stock options or otherwise), to us in our offer. The parties to certain of those stockholder agreements have also agreed to vote all of their shares of Triangle common stock in favor of adoption of the merger agreement and otherwise in favor of the Merger. As of December 3, 2002, the stockholders who executed stockholder agreements held in the aggregate 31,574,469 shares of Triangle common stock, which represented approximately 41% of the outstanding shares of Triangle common stock as of that date. Of such shares of Triangle common stock, 30,906,949 shares, which represented approximately 40% of the outstanding shares of Triangle common stock as of that date, were held by stockholders whose Stockholder Agreements also contained the voting provisions described above. The stockholder agreements provide that they terminate upon any termination of the merger agreement.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Triangle common stock in your offer?

        If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Triangle. As a result of that merger, (i) all of the outstanding shares of Triangle common stock that are not tendered in our offer, other than shares that are owned by Gilead, Triangle or us (or any wholly owned subsidiary of Gilead or Triangle) and any shares that are owned by any stockholder of Triangle who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $6.00 per share in cash (without interest) and (ii) all of our issued and outstanding shares of capital stock which are owned by Gilead will be converted into a number of shares of Triangle common stock equal to the number obtained by dividing the number of shares of Triangle common stock issued and outstanding immediately prior to the completion of the merger by 100, as a result of which Gilead will own all of the issued and outstanding shares of Triangle.

        Our obligation to merge with Triangle following the successful completion of our offer is conditioned on the adoption of the merger agreement by Triangle's stockholders under Delaware law (if required) and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer, we will hold a sufficient number of shares of Triangle common stock to ensure the requisite adoption of the merger agreement by Triangle stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Triangle common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Triangle's board of directors?

        If we successfully complete our offer, under the merger agreement we are entitled to designate at least a majority of the members of Triangle's board of directors. In such case Triangle has agreed (to the extent requested by Gilead) to use its reasonable best efforts to cause Gilead's designees to be elected or appointed to its board of directors in such number as is proportionate to Gilead's share ownership. Therefore, if we successfully complete our offer, Gilead will obtain control over the management of Triangle shortly thereafter. However, we and Gilead have also agreed in the merger agreement that Triangle will use its reasonable best efforts to ensure that at least two of the members of Triangle's board of directors, at all times prior to the completion of the merger, are individuals who were directors of Triangle on December 3, 2002, the date of the merger agreement. After the election or appointment of the directors designated by Gilead to Triangle's board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of Triangle on December 3, 2002 (or their successors) will be required to authorize any of the following actions of Triangle, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Triangle common stock (other than Gilead or us): (i) any action by Triangle with respect to any amendment or waiver of any term or condition of the merger agreement, the merger, the financing documents or the certificate of incorporation or bylaws of Triangle; (ii) any termination or rescission of the merger agreement, the merger or the financing documents by Triangle; (iii) any extension by Triangle of the time for the performance of any of the obligations or other acts of Gilead or us, or any waiver or assertion of any of Triangle's rights under the merger agreement or the financing documents; or (iv) any other consent or action by Triangle's board of directors with respect to the merger agreement, the merger or the financing documents. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

If I decide not to tender my shares of Triangle common stock in your offer, how will your offer affect my shares?

        If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

        If we successfully complete our offer, then until such time thereafter as we complete the merger, the number of stockholders of Triangle and the number of shares of Triangle common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of Triangle common stock may no longer be eligible to be traded on The Nasdaq National Market or any other securities exchange, and Triangle may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Triangle Common Stock; Nasdaq Listing of Triangle Common Stock; Exchange Act Registration of Triangle Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

        Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of Triangle common stock in our offer, however, and we purchase shares of Triangle common stock in our offer, appraisal rights will be available to you in connection with our merger with and into Triangle. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as of December 3, 2002, the date prior to public announcement of the proposed transaction with Gilead. This value may be more or less than the $6.00 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the Merger. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of Triangle common stock accepted for payment in your offer or receiving cash in the merger?

        The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having shares of Triangle common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Triangle common stock?

        On December 3, 2002, the last trading day before Gilead and Triangle announced that they had entered into the merger agreement, the last sale price of shares of Triangle common stock reported on The Nasdaq National Market was $4.50 per share; therefore, the offer price of $6.00 per share represents a premium of 33.33% over the closing price of Triangle shares before announcement of the merger agreement. On December 13, 2002, the last full trading day prior to the commencement of our offer, the last sale price of shares of Triangle common stock reported on The Nasdaq National Market was $5.86 per share. We advise you to obtain a recent quotation for shares of Triangle common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of Triangle Common Stock; Dividends on Shares of Triangle Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about your offer?

        You should contact the Information Agent or the Dealer Manager for our offer at their respective addresses and telephone numbers listed below if you have any questions about our offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-4328

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Call Collect: (212) 902-1000
Call Toll Free: (800) 323-5678

To:    The Holders of Common Stock of Triangle Pharmaceuticals, Inc.:

INTRODUCTION

        Simbolo Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation ("Gilead"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Triangle Pharmaceuticals, Inc., a Delaware corporation ("Triangle"), at a price of $6.00 per share, net to the seller in cash (without interest thereon) (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

        Tendering Triangle stockholders whose shares of Triangle common stock are registered in their own names and who tender their shares directly to Mellon Investor Services LLC, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of Triangle who holds shares of Triangle common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer.

        The Purchaser will pay all fees and expenses of the Depositary, Goldman, Sachs & Co., which is acting as the dealer manager for the Offer (the "Dealer Manager"), and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2002, by and among Gilead, the Purchaser and Triangle (the "Merger Agreement") pursuant to which, following the purchase by the Purchaser of shares of Triangle common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Triangle (the "Merger"), with Triangle surviving the Merger as a wholly owned subsidiary of Gilead. As a result of the Merger, each outstanding share of Triangle common stock (other than shares owned by Gilead, the Purchaser, Triangle or any wholly owned subsidiary of Gilead or Triangle, or by any stockholder of Triangle who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

        Triangle's board of directors has, at a meeting held on December 3, 2002, by the unanimous vote of all directors of Triangle, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of Triangle and its stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL (as defined below) and (iii) declared that the Merger Agreement is advisable. Accordingly, Triangle's board of directors unanimously recommends that the stockholders of Triangle accept the Offer and tender their shares of Triangle common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

        The factors considered by Triangle's board of directors in making the determinations and the recommendation described above are described in Triangle's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Triangle with this Offer to Purchase.

        Banc of America Securities LLC, which acted as the financial advisor to Triangle's board of directors, delivered an opinion to Triangle's board of directors, dated December 3, 2002, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of Triangle common stock in the Merger was fair, from a financial point of view, to the holders of shares of Triangle common stock. Stockholders of Triangle are urged to, and should, carefully read Triangle's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Banc of America Securities LLC in their entirety.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) shares of Triangle common stock that, together with any shares of Triangle common stock then owned by Gilead or any wholly owned subsidiary of Gilead (including the Purchaser), represent greater than 50% of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all then-outstanding shares of Triangle common stock, plus, at the election of Gilead, an additional number of shares of Triangle common stock up to but not exceeding the aggregate number of shares of Triangle common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before June 1, 2003, or any warrant or other right to acquire capital stock of Triangle, or upon the conversion of any security convertible into capital stock of Triangle. (The foregoing condition is referred to as the "Minimum Condition.") The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Certain of Triangle's directors and certain additional stockholders of Triangle have entered into stockholder agreements with Gilead and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Triangle, to tender all of their shares of Triangle common stock, as well as any additional shares of Triangle common stock which they may acquire (pursuant to Triangle stock options or otherwise), to the Purchaser in the Offer. The parties to certain of those stockholder agreements have also agreed to vote all of their shares of Triangle common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of December 3, 2002, the stockholders who executed stockholder agreements held in the aggregate 31,574,469 shares of Triangle common stock, which represented approximately 41% of the outstanding shares of Triangle common stock as of that date. Of such shares of Triangle common stock, 30,906,949 shares, which represented approximately 40% of the outstanding shares of Triangle common stock as of that date, were held by stockholders whose Stockholder Agreements also contained the voting provisions described above. The stockholder agreements provide that they terminate upon any termination of the Merger Agreement. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase.

        Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of Triangle common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of Triangle common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Triangle common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of Triangle common stock, under applicable law, the Purchaser and Gilead will be able to complete the Merger without adoption of the Merger Agreement by the holders of Triangle common stock. In such event, under the terms of the Merger Agreement, Gilead, the Purchaser and Triangle have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan) of this Offer to Purchase for more information.

        Triangle has informed the Purchaser that, as of December 3, 2002, there were: (i) 76,904,133 shares of Triangle common stock issued and outstanding; (ii) 10,953,922 shares of Triangle common stock subject to outstanding options (of which 4,371,509 are vested or are expected to become vested (other than by reason of the Merger) on or before June 1, 2003); (iii) 300,000 shares of Triangle common stock subject to an outstanding warrant to purchase shares of Triangle common stock from Triangle; and (iv) no shares of Triangle common stock issuable upon the conversion of outstanding Triangle securities (other than the options and warrants described above). Based upon the foregoing, the Minimum Condition will be satisfied if between 38,452,067 shares of Triangle common stock (assuming that Gilead elects to include only outstanding shares of Triangle common stock in calculating Triangle's Adjusted Outstanding Share Number) and 40,787,822 shares of Triangle common stock (assuming that Gilead elects to include both outstanding shares of Triangle common stock and the maximum permissible number of options and warrants in calculating Triangle's Adjusted Outstanding Share Number) are validly tendered and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of Triangle common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number as determined by Gilead.

        Certain U.S. federal income tax consequences of the sale of the shares of Triangle common stock purchased by the Purchaser pursuant to the Offer and the conversion of shares of Triangle common stock pursuant to the Merger are described in Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

        If, between the date of the Merger Agreement and the date on which any particular share of Triangle common stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Triangle common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

        This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of Triangle common stock that are validly tendered on or prior to the Expiration Date of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means 12:00 midnight, New York City time, on January 15, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

        Under the terms of the Merger Agreement, upon the written request of Triangle prior to January 15, 2003, the Purchaser is obligated to extend the Offer, by giving oral or written notice of such extension to the Depositary, for such period of time (not more than 15 business days) as Triangle reasonably requests if the Minimum Condition or any other conditions to the Offer provided for in the Merger Agreement (the "Offer Conditions") have not been satisfied or waived by 12:00 midnight, New York City time, on January 15, 2003, the initial Expiration Date of the Offer. In addition, if on any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived, the Purchaser must, if Triangle so requests in writing prior to the then-scheduled Expiration Date of the Offer, extend the Offer from time to time for such period of time (but in each case not more than 15 business days) as Triangle reasonably requests.

        Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of Triangle: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of Triangle common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer or (E) amends any other term of the Offer in a manner adverse to the holders of Triangle common stock. Under no circumstances will interest be paid on the Offer Price for tendered shares of Triangle common stock, regardless of any extension of or amendment to the Offer or any delay in paying for any shares.

        If by 12:00 midnight, New York City time, on January 15, 2003 (or by any other time and date then scheduled as the Expiration Date of the Offer), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Triangle common stock that have been validly tendered and not withdrawn prior to the Expiration Date of the Offer, (ii) extend the Offer and, subject to the right of holders of shares of Triangle common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date of the Offer, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Triangle common stock and return all previously tendered shares to the owners of such shares.

        The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of shares of Triangle common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

        In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

        Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date of the Offer, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date of the Offer and the acceptance for payment of, and the payment for, any shares of Triangle common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, during which holders of shares of Triangle common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Triangle common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Triangle common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, net to the holders thereof in cash. Holders of shares of Triangle common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

        Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial twenty business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of Triangle common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of Triangle common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Triangle common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date of the Offer and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of Triangle common stock as they are tendered during the subsequent offering period.

        The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

        Triangle has provided the Purchaser with a list and security position listings of Triangle's stockholders for the purpose of disseminating the Offer to holders of shares of Triangle common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Triangle common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Triangle's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Triangle common stock.

2.    Procedures for Tendering Shares of Triangle Common Stock in the Offer

Valid Tender

        For a stockholder to validly tender shares of Triangle common stock in the Offer:

  •
  the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer;

  •
  in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer", (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," and a Book-Entry Confirmation (as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date of the Offer; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date of the Offer.

        The valid tender of shares of Triangle common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

        The method of delivery of shares of Triangle common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of Triangle common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

        The Depositary will establish an account with respect to the shares of Triangle common stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of Triangle common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the

Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Triangle common stock that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

        Although delivery of shares of Triangle common stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Triangle common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Triangle common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of Triangle common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Triangle common stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Triangle common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Triangle common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Triangle common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

        If a stockholder desires to tender shares of Triangle common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the

Expiration Date of the Offer, such stockholder may tender such shares of Triangle common stock if all the following conditions are met:

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  such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer; and

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  either (i) the certificates representing tendered shares of Triangle common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq National Market is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

        Notwithstanding any provision hereof, in all cases payment for shares of Triangle common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

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  certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

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  the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an

    Agent's Message in lieu of the Letter of Transmittal, as described above under the caption "Book-Entry Transfer"); and

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  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Triangle common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Triangle common stock being tendered in the Offer are actually received by the Depositary.

        Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of Triangle common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

        By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal as described above under the caption "Book-Entry Transfer," a stockholder tendering shares of Triangle common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of Triangle common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of Triangle common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Triangle common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of Triangle common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Triangle common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Triangle common stock and other securities or rights in respect of any annual, special or adjourned meeting of Triangle's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Triangle common stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Triangle common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Triangle common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Triangle common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Triangle common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser,

Gilead, Triangle, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

        In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of Triangle common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 30%. All stockholders tendering shares of Triangle common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.    Withdrawal Rights

        Except as otherwise provided in this Section 3, tenders of shares of Triangle common stock in the Offer are irrevocable. Shares of Triangle common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date of the Offer and shares that are tendered may also be withdrawn at any time after February 14, 2003 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

        For a withdrawal of shares of Triangle common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Gilead, Triangle, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of shares of Triangle common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date of the Offer by following one of the procedures described in Section 2 hereof.

4.    Acceptance for Payment and Payment for Shares of Triangle Common Stock

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and will pay for, all shares of Triangle common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of Triangle common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, payment for shares of Triangle common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer" a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

        Accordingly, stockholders tendering shares of Triangle common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

        The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Triangle common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Triangle common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Triangle common stock have been accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for shares of Triangle common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of Triangle common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Triangle common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

        If any shares of Triangle common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.    Certain United States Federal Income Tax Consequences

        The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which is sometimes referred to as the "IRC" in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of Triangle common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer or converted into cash in the merger, as the case may be.

        If shares of Triangle common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

        A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of Triangle common stock in the Offer may be subject to 30% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of Triangle common stock are accepted for payment in the Offer that does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of Triangle Common Stock in the Offer) of this Offer to Purchase under the caption "Backup Withholding". Each stockholder that is tendering shares of Triangle common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

        If backup withholding applies to a stockholder that is tendering shares of Triangle common stock in the Offer, the Depositary is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the United States Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a United States federal income tax return.

        The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of Triangle common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of Triangle common stock who are subject to special tax treatment under the IRC — such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions — and may not apply to a holder of shares of Triangle common stock in light of individual circumstances, such as holding shares of Triangle common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.    Price Range of Shares of Triangle Common Stock; Dividends on Shares of Triangle Common Stock

        Shares of Triangle common stock are listed on The Nasdaq National Market under the symbol "VIRS", and have been listed on The Nasdaq National Market at all times since November 1, 1996.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Triangle common stock on The Nasdaq National Market.

	High	Low
Fiscal Year Ended December 31, 2000:
First Quarter	$27.25	$11.50
Second Quarter	15.00	4.88
Third Quarter	11.06	5.00
Fourth Quarter	9.44	4.50
Fiscal Year Ended December 31, 2001:
First Quarter	8.75	4.50
Second Quarter	6.45	3.75
Third Quarter	4.75	2.25
Fourth Quarter	4.50	2.90
Fiscal Year Ending December 31, 2002:
First Quarter	5.95	3.60
Second Quarter	5.11	2.11
Third Quarter	5.20	1.69
Fourth Quarter (through December 13, 2002)	5.93	2.01

        On December 3, 2002, the last trading day before Gilead and Triangle announced that they had entered into the Merger Agreement, the last sale price of shares of Triangle common stock reported on The Nasdaq National Market was $4.50 per share; therefore, the Offer Price of $6.00 per share represents a premium of 33.33% over such price. On December 13, 2002, the last full trading day prior to the commencement of the Offer, the last sale price of shares of Triangle common stock reported on The Nasdaq National Market was $5.86 per share. Stockholders are urged to obtain current market quotations for shares of Triangle common stock before making a decision with respect to the Offer.

        Triangle has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, Triangle is not permitted to declare or pay dividends in respect of shares of its common stock.

7.    Effect of the Offer on the Market for Triangle Common Stock; Nasdaq Listing of Triangle Common Stock; Exchange Act Registration of Triangle Common Stock; Margin Regulations

Effect of the Offer on the Market for Triangle Common Stock

        The purchase of shares of Triangle common stock in the Offer will reduce the number of holders of shares of Triangle common stock and the number of shares of Triangle common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Triangle common stock held by the public.

Nasdaq Listing of Triangle Common Stock

        Gilead intends to cause all shares of Triangle common stock to be delisted from The Nasdaq National Market promptly upon completion of the Merger.

        Even if the Merger is not completed, if shares of Triangle common stock are accepted for payment in the Offer, Triangle may no longer meet the requirements for continued listing on The Nasdaq National Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq's published guidelines, Nasdaq would consider disqualifying shares of

Triangle common stock for listing on The Nasdaq National Market if, among other possible grounds, the number of publicly held shares of Triangle common stock falls below 750,000, the total number of beneficial holders of round lots of shares of Triangle common stock falls below 400, or the market value of publicly held shares of Triangle common stock over a 30-consecutive business day period is less than $5,000,000. Shares of Triangle common stock that are held by directors or officers of Triangle, or by any beneficial owner of more than 10% of the shares of Triangle common stock, are not considered to be publicly held for this purpose. According to Triangle, as of December 3, 2002, there were 76,904,133 shares of its common stock outstanding. If, as a result of the purchase of shares of Triangle common stock in the Offer or otherwise, the shares of Triangle common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for The Nasdaq National Market or are delisted from Nasdaq altogether, the market for Triangle common stock will be adversely affected.

        If Nasdaq were to delist shares of Triangle common stock, the market for shares of Triangle common stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for Triangle common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of Triangle Common Stock

        Triangle common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Triangle to the Securities and Exchange Commission if shares of Triangle common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Triangle common stock under the Exchange Act would reduce the information required to be furnished by Triangle to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to Triangle, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of Triangle's stockholders and the related requirement of furnishing an annual report to Triangle's stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of Triangle and persons holding restricted securities of Triangle to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated if Triangle common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause Triangle to apply for termination of registration of Triangle common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

Margin Regulations

        Shares of Triangle common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the "Federal Reserve Board" in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Triangle common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Triangle common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning Triangle

General

        Triangle is a Delaware corporation with its principal offices located at 4 University Place, 4611 University Drive, Durham, North Carolina 27707. Triangle's telephone number at that address is (919) 493-5980. Triangle was incorporated in Delaware on July 12, 1995. Triangle develops new drug candidates primarily in the antiviral area, with a particular focus on therapies for HIV, including AIDS, and the hepatitis B virus.

Available Information

        Triangle is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Triangle's directors and executive officers, their remuneration, stock options and other matters, the principal holders of Triangle's securities and any material interest of such persons in transactions with Triangle is required to be disclosed in Triangle's proxy statements distributed to Triangle's stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

        Except as otherwise stated in this Offer to Purchase, the information concerning Triangle contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and Gilead do not have any knowledge that any such information is untrue, neither the Purchaser nor Gilead takes any responsibility for the accuracy or completeness of such information or for any failure by Triangle to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning the Purchaser and Gilead

        The Purchaser is a Delaware corporation and a wholly owned subsidiary of Gilead. The Purchaser was organized by Gilead to acquire Triangle and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Gilead. The principal office of the Purchaser is located at the same address as Gilead's principal office listed below, and its telephone number at that address is the same telephone number as Gilead's telephone number listed below.

        Gilead is a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, California 94404. Gilead's telephone number at that address is (650) 574-3000. Gilead is an independent biopharmaceutical company focused on the discovery, development and commercialization of antivirals, antibacterials and antifungals to treat life-threatening infectious diseases.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Gilead are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser, Gilead or, to the best knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase, none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Gilead, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Triangle, and none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Triangle during the past 60 days.

        Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Gilead with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Gilead, any of their respective subsidiaries or, to the knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Triangle or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Triangle.

10.    Source and Amount of Funds

        The Offer is not conditioned on any financing contingencies.

        The total amount of funds required by the Purchaser to pay for all outstanding shares of Triangle common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $485 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Gilead, either directly or through one or more wholly owned subsidiaries of Gilead, to the Purchaser. Gilead expects to use its cash on hand and cash equivalents to make this contribution.

        The Purchaser believes that the financial condition of Gilead and its affiliates is not material to a decision by a holder of shares of Triangle common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Triangle common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of Triangle common stock in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Gilead has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of Triangle common stock in the Offer and the Merger.

11.    Background of the Offer

        Gilead regularly evaluates different strategies to improve its competitive position and enhance stockholder value, including opportunities for acquisitions of other companies or their assets.

        On or about August 8, 2001, Gilead and Triangle executed a mutual confidentiality agreement imposing confidentiality obligations on each other in connection with the evaluation or pursuit of certain mutually beneficial business opportunities such as a possible strategic or financial transaction between the two companies. This agreement contained mutual standstill provisions prohibiting each party for a period of 18 months from the date of the agreement from offering to acquire or acquiring (via a tender offer or otherwise) the other party, or taking certain related actions including soliciting proxies, without the prior written consent of the other party's board of directors.

        On August 23, 2001, Dr. John Milligan, then the Vice President of Corporate Development of Gilead, Dr. Howard Jaffe, Senior Medical Advisor of Gilead, and Peter Virsik, Manager, Corporate Development of Gilead, met with Dr. David Barry, then the Chairman and Chief Executive Officer of Triangle, and a representative of Banc of America Securities, financial advisor to Triangle, in San Francisco to discuss the possibility of a business combination involving Triangle and Gilead or some other type of financing transaction.

        In late August, 2001, Robert Weiland, Director, Licensing and New Business Development, Americas of Abbott Laboratories ("Abbott"), which then held certain product rights with respect to Coviracil® under the terms of an agreement with Triangle, met with Dr. Milligan of Gilead at Abbott's headquarters in Illinois to discuss a potential three-way collaboration among Gilead, Triangle and Abbott with respect to a possible co-formulation of Viread®, an HIV drug developed and marketed by Gilead, and Coviracil®.

        On September 20, 2001, Dr. Milligan and Mr. Virsik of Gilead had a telephone conference with Chris Rallis, the President and Chief Operating Officer of Triangle. This telephone conference focused on the financial and strategic aspects of a possible collaboration.

        During the months of September and October, 2001, Mr. Rallis and Robert Amundsen, Chief Financial Officer of Triangle, participated in several telephone conferences with representatives of Gilead to further discuss a possible collaboration between the two companies including their respective products.

        In November 2001, Gilead, Triangle and Abbott executed a mutual confidentiality agreement relating to a potential collaboration for the development of combination therapies for HIV, including a co-formulation of Viread® and Coviracil®.

        On November 30, 2001, representatives of Abbott and Gilead met at Gilead's headquarters in Foster City, California to discuss (among other things) a potential co-promotion relationship involving a co-formulation of Viread® and Coviracil®. William Calhoun, Director, Strategic Partnerships, Mr. Weiland and representatives of Abbott's formulation and regulatory groups participated in this meeting on behalf of Abbott. Dr. Milligan, Dr. Terry Dahl, Director, Formulation, Jung Choi, Director, Corporate Development, Mr. Virsik and Dr. Carol Brosgart, Vice President, Clinical Research, participated in this meeting on behalf of Gilead.

        On December 10, 2001, Gilead and Abbott executed a Material Transfer Agreement in order to facilitate the conduct of initial co-formulation work at Abbott on Viread® and Coviracil®.

        During the week of December 16, 2001, Dr. Milligan and Mr. Virsik of Gilead met with Mr. Weiland of Abbott to further discuss a possible collaboration.

        On January 22, 2002, Abbott sent to Gilead a proposed development plan for a co-formulation of Viread® and Coviracil®.

        On January 28, 2002, Dr. Barry, the Chairman and Chief Executive Officer of Triangle, died unexpectedly. His position with Triangle was not immediately filled.

        On January 30, 2002, at a regularly scheduled meeting, Gilead's board of directors discussed potential collaboration and acquisition opportunities, including a possible transaction with Triangle.

        On February 22, 2002, Gilead sent to Abbott a proposed term sheet for a co-formulation of Viread® and Coviracil®.

        From March 4 through March 6, 2002, representatives of Triangle, Abbott and Gilead jointly conducted market research in three cities with respect to a possible co-formulation of Viread® and Coviracil®. Shay Weisbrich, Vice President, Sales and Marketing, Americas, Antoinette Kenton, Manager, Market Research, Akram Bouchenaki, Director, Global Marketing, Dr. Bruno Delagneau, Vice President of Global Marketing, Mike Inouye, Senior Vice President of Sales and Marketing, Rick Wantiez, Director of Global Marketing, and Mr. Virsik participated in this process on behalf of Gilead. Mr. Calhoun, John Fitzgerald, Senior Manager, Global Licensing and New Business Development, Ana Nicolau and additional marketing personnel of Abbott participated in this process on behalf of Abbott. Paul Dreyer, Executive Vice President of Commercial Operations, participated in this process on behalf of Triangle.

        On March 13, 2002, representatives of Triangle, Abbott and Gilead had a telephone conference to discuss a possible co-formulation of Viread® and Coviracil®. Gerald Wenker, Divisional Vice President, Licensing and New Business Development-Americas on behalf of Abbott, Mr. Dreyer on behalf of Triangle and Dr. Milligan (who had since been appointed Senior Vice President and Chief Financial Officer) and Mr. Virsik on behalf of Gilead participated in this conference.

        On April 3, 2002, representatives of Triangle, Abbott and Gilead met at Gilead's headquarters to discuss the results of the market research conducted in early March 2002, as well as a potential co-promotion arrangement. Mr. Dreyer and Dr. Franck Rousseau, Executive Vice President of Medical Affairs and Chief Medical Officer, participated in these discussions on behalf of Triangle. Mr. Wenker, Mr. Calhoun, Isabelle Gaultier, Senior Marketing and Business Manager, Anti-Virals and Mr. Fitzgerald participated in these discussions on behalf of Abbott. Dr. Milligan, Dr. Jaffe, Mr. Inouye, Dr. Delagneau, Deborah Fletcher, then Director, U.S. Sales, Dr. Norbert Bischofberger, Executive Vice President, Research and Development, and Mr. Virsik participated in these discussions on behalf of Gilead. At and shortly after this meeting, Gilead learned that there was a possibility that Triangle might seek to reacquire from Abbott all product rights with respect to Coviracil®, that Abbott and Triangle might seek to terminate their business relationship, and that further discussions regarding a possible co-formulation of Viread® and Coviracil® would therefore be exclusively or primarily between Gilead and Triangle.

        On April 25, 2002, Triangle delivered a proposal to Gilead regarding a potential co-promotion arrangement between the companies for a co-formulation of Viread® and Coviracil®, and for Coviracil® as a single agent drug, conditioned on Triangle's reacquisition from Abbott of all product rights with respect to Coviracil®.

        On May 1, 2002, at a regularly scheduled meeting, Gilead's board of directors further discussed potential collaboration and acquisition opportunities, including a possible transaction with Triangle.

        On May 2, 2002, Mr. Dreyer and Mr. Amundsen of Triangle and Dr. Milligan and Mr. Virsik of Gilead participated in a telephone conference. During this conference, the parties discussed a co-promotion arrangement both for a possible co-formulation of Viread® and Coviracil® and for Coviracil® as a single agent drug. The parties also discussed the status of Triangle's discussions with Abbott regarding the possible reacquisition by Triangle of all product rights with respect to Coviracil®, as well as certain matters associated with the possibility of such a reacquisition, including the European Union regulatory discussions regarding Coviracil®, potential timelines for a meeting with the United States Food and Drug Administration (the "FDA") with regard to a New

Drug Application, the possible terms of a settlement of certain patent disputes involving Coviracil®, clinical trial updates and the respective product revenue expectations of Triangle and Gilead.

        On July 1, 2002, representatives of Triangle met with representatives of Gilead at Gilead's headquarters. At this meeting, Triangle made a commercial and scientific presentation to Gilead regarding Coviracil® and regarding a possible co-formulation of Viread® and Coviracil®. Mr. Rallis, Mr. Amundsen, Mr. Dreyer and Dr. Rousseau participated in this meeting on behalf of Triangle, and Dr. Bischofberger, Mark Perry, Executive Vice President, Operations, Dr. Jaffe, Mr. Inouye, Dr. William Lee, Senior Vice President, Research, Dr. Milligan and Mr. Virsik participated in this meeting on behalf of Gilead.

        On July 25, 2002, at a regularly scheduled meeting, Gilead's board of directors was updated by members of Gilead's management on the status of discussions with Triangle.

        On July 30, 2002, Triangle announced favorable clinical trial results with respect to Coviracil®, and confirmed its intention to file a New Drug Application for Coviracil® with the FDA during the third quarter of 2002.

        Also on July 30, 2002, Triangle publicly announced its reacquisition of product rights under its agreement with Abbott, the parties having terminated a collaboration they formed in June 1999 for the development and commercialization of several products being developed by Triangle, including Coviracil®. Termination of the collaboration caused the right to commercialize these products to revert from Abbott to Triangle and released Abbott from its substantial milestone payment obligations and other funding obligations under the collaboration. On that date, Mr. Dreyer contacted Dr. Milligan by email to notify him of this development.

        On July 31, 2002, Gilead sent to Triangle a proposed term sheet for a collaboration between the companies involving a possible co-formulation of Viread® and Coviracil®.

        During August 2002, Dr. Milligan and Mr. Dreyer discussed the proposed collaboration by telephone on a number of occasions. These discussions did not result in an agreement on a structure for a collaboration between Triangle and Gilead.

        On August 5, 2002, Triangle announced that Daniel Welch had been named Chairman and Chief Executive Officer of Triangle.

        On September 6, 2002, Dr. Milligan sent a letter to Mr. Welch setting forth a revised proposal for a co-promotion arrangement for a co-formulation of Viread® and Coviracil® and for Coviracil® as a single agent drug.

        On September 24, 2002, Mr. Dreyer sent Dr. Milligan a letter responding to Gilead's proposal regarding a possible co-promotion arrangement, setting forth certain alternative structuring and financial proposals on behalf of Triangle with respect to any such arrangement.

        On September 27, 2002, representatives of Triangle and Gilead met in San Diego, California in order to discuss a possible co-promotion arrangement for a co-formulation of Viread® and Coviracil® and for Coviracil® as a single agent. At this meeting, Gilead decided to conduct scientific due diligence in North Carolina. Mr. Welch, Mr. Dreyer, Joseph Quinn, Vice President, Biometrics, and Dr. Cary Moxham, Vice President, Business Development, participated in the meeting on behalf of Triangle. Dr. John Martin, President and Chief Executive Officer, Mr. Perry, Dr. Jaffe, Dr. Milligan, Dr. Michael Hitchcock, Vice President and Chief of Staff, Research and Development, and Mr. Virsik participated in the meeting on behalf of Gilead.

        On October 10, 2002, Dr. Milligan, Dr. Jaffe, Dr. Bischofberger and Dr. Hitchcock of Gilead met with Mr. Quinn, Mr. Dreyer, Mr. Welch, Andrew Finkle, Executive Vice President, General Counsel, Anne McKay, Executive Vice President, Regulatory Affairs, Robert Blum, Vice President, Clinical

Pharmacology and Drug Metabolism, Dr. Moxham, Dr. George Szezech, Vice President Toxicology and Preclinical Pharmacology, Linda Anderson, Director, Regulatory Compliance, Dr. Jean Cui, Director, Drug Safety Surveillance and Kevin Hurley, CMC Specialist of Triangle in North Carolina to conduct regulatory and clinical due diligence on Coviracil®.

        During the week of October 13, 2002, Mr. Welch on behalf of Triangle and Dr. Martin on behalf of Gilead met in Laguna Niguel, California at the Biotech CEO conference. The parties jointly decided that, because Triangle and Gilead had not been able to come to terms on a collaboration regarding Coviracil®, it made sense for the parties to discuss a possible acquisition by Gilead of Triangle. Mr. Welch undertook to discuss the possibility of such an acquisition with Triangle's board of directors.

        During the last two weeks of October 2002, Dr. Milligan on behalf of Gilead and Mr. Welch on behalf of Triangle had various discussions with respect to a possible acquisition by Gilead of Triangle, including discussions regarding potential structures and terms.

        On October 24, 2002, Gilead commenced working with Goldman, Sachs & Co. ("Goldman Sachs") as Gilead's financial advisor with respect to a possible acquisition of Triangle by Gilead.

        On October 30, 2002, at a regularly scheduled meeting of Gilead's board of directors, Dr. Martin, Mr. Perry and Dr. Milligan discussed with the board a possible acquisition of Triangle by Gilead. The board approved the transmittal of a letter to Triangle indicating Gilead's interest in acquiring Triangle in a stock-for-stock transaction that would be valued at $5.00 per share of Triangle common stock, which then represented an exchange ratio of 0.137 of a share of Gilead common stock for each outstanding share of Triangle common stock.

        On November 1, 2002, Dr. Martin on behalf of Gilead sent to Mr. Welch on behalf of Triangle a letter setting forth the proposal described above. Following the delivery of this letter, Dr. Martin, Dr. Milligan and Mr. Welch participated in a telephone conference in which Mr. Welch invited Gilead to conduct additional due diligence with respect to Triangle.

        From November 5 through November 7, 2002, representatives of Gilead conducted due diligence at Triangle's facilities and at the offices of Triangle's outside legal counsel in North Carolina, and continued to discuss with representatives of Triangle a possible acquisition of Triangle by Gilead. Dr. Martin, Dr. Milligan, Mr. Perry, Dr. Jaffe, Dr. Hitchcock, Dr. Taiyin Yang, Vice President, Manufacturing, Michael Aguiar, Vice President, Finance, Gregg Alton, Vice President and General Counsel, David Lawson, Senior Corporate Counsel, Mark Bosse, Senior Director, Intellectual Property, and Mr. Virsik of Gilead, and Gilead's legal and financial advisors, participated in the conduct of this due diligence and these discussions on behalf of Gilead, and Mr. Welch, Mr. Rallis, Mr. Amundsen, Mr. Dreyer, Dr. Rousseau, Mr. Finkle, Ms. McKay, Dr. Moxham, Dr. Szezech, Mr. Quinn, Thomas Staab, Treasurer, and Pamela Goss, Senior Associate Director of Finance, participated in these discussions on behalf of Triangle. During this period, Gilead sought an agreement from Triangle that Triangle would negotiate an acquisition transaction exclusively with Gilead for a specified period of time. Triangle refused to agree to such exclusivity, and insisted on retaining the right to discuss alternative transactions with other third parties. During this period, Gilead and Triangle also negotiated and executed a mutual confidentiality agreement dated November 1, 2002 relating to a possible strategic or financial transaction. This agreement contained provisions extending for an additional period through November 1, 2003, the standstill period that was in effect between the parties under the confidentiality agreement that had been entered into in August 2001. These provisions prohibited either party from offering to acquire or acquiring the other party, or taking certain related actions including soliciting proxies, without the prior written consent of the other party's board of directors.

        On November 11, 2002, Dr. Martin sent Mr. Welch a letter indicating Gilead's interest in acquiring Triangle in a stock-for-stock transaction at a fixed exchange ratio of 0.154 of a share of Gilead common stock for each outstanding share of Triangle common stock, which then represented an implied valuation of $5.50 per share of Triangle common stock. This letter again requested that Triangle negotiate exclusively with Gilead.

        On November 13, 2002, Mr. Welch had a telephone conversation with Dr. Milligan to discuss a price collar provision that Triangle had apparently expected would be part of Gilead's proposal. During this conversation, Mr. Welch indicated that Triangle would not agree to a fixed exchange ratio or an exchange ratio formulation that included a collar in any stock-for-stock transaction. He indicated that Triangle was instead seeking a transaction with a fixed per share valuation deliverable to Triangle's stockholders upon completion of the transaction. The parties determined to continue exploring this issue.

        On November 15, 2002, Mr. Alton delivered to Mr. Finkle an initial draft of a merger agreement contemplating an acquisition by Gilead of Triangle in a stock-for-stock transaction.

        Also on November 15, 2002, at a special meeting of Gilead's board of directors, Dr. Martin, Mr. Perry, Mr. Alton and Dr. Milligan made presentations to the board regarding the potential benefits of and rationale for an acquisition of Triangle, as well as the structure and range of values of the proposed acquisition. Members of Gilead's senior management also discussed with the board the status of the negotiations with Triangle and the results of the due diligence investigation of Triangle as completed to date. Representatives of Gilead's financial advisor, Goldman Sachs, also made a financial presentation to the board with respect to the proposed acquisition.

        During the week of November 18, 2002, representatives of Gilead and Triangle engaged in further discussions regarding the structure of a proposed acquisition and the consideration payable to stockholders of Triangle in such an acquisition.

        On November 20, 2002, Dr. Milligan proposed to Mr. Welch an acquisition of Triangle by Gilead for cash consideration of $5.50 per share.

        On November 21, 2002, Mr. Finkle sent to Mr. Alton a markup prepared by Triangle's outside legal counsel of Gilead's November 15, 2002 draft agreement for a stock-for-stock acquisition.

        On November 23, 2002, Mr. Welch and Mr. Finkle, on behalf of Triangle, and Dr. Milligan, Mr. Alton and Mr. Virsik on behalf of Gilead, met at Cooley Godward LLP's offices in Reston, Virginia to discuss Gilead's proposal for a possible acquisition of Triangle by Gilead involving cash consideration of $5.50 per share payable to stockholders of Triangle. Representatives of Smith, Andersen, Blount, Dorsett, Mitchell & Jernigan LLP (Triangle's outside North Carolina counsel), King & Spalding (Triangle's outside special mergers and acquisitions counsel) and Banc of America Securities LLC (Triangle's financial advisor) also participated in the discussions on behalf of Triangle, and representatives of Cooley Godward LLP (Gilead's outside counsel) and Goldman Sachs (Gilead's financial advisor) also participated in the discussions on behalf of Gilead. In the course of these discussions, the parties also discussed the possibility of structuring the acquisition as a two-step transaction (consisting of a cash tender offer followed by a cash merger). Representatives of Triangle stressed that Gilead should bear the risk of adverse events occurring subsequent to signing the definitive acquisition agreement, and further indicated that the consideration payable to stockholders of Triangle would need to be higher than the $5.50 per share figure proposed by Gilead. Triangle's representatives also emphasized Triangle's desire to significantly limit the circumstances under which the transaction could be terminated by Gilead between the signing of the definitive acquisition agreement and the closing of the transaction, and stressed that because any acquisition of Triangle would be in lieu of a financing, the definitive acquisition agreement and related documents would need to address Triangle's liquidity and capital resources requirements through the closing of the acquisition. The parties also discussed the extent to which it would be appropriate for Gilead to seek and obtain stockholder agreements from directors and other significant stockholders of Triangle committing such stockholders to tender their shares of Triangle common stock in the cash tender offer and vote to approve the merger (if necessary). Dr. Milligan and Mr. Welch discussed these matters further at a breakfast meeting in Reston held on November 24, 2002.

        On November 26, 2002, at a special meeting of Gilead's board of directors, members of Gilead's senior management and representatives of Goldman Sachs discussed with the board a proposed acquisition of Triangle by Gilead at a price of $6.00 per share of Triangle common stock in a transaction structured as a cash tender offer by a wholly owned subsidiary of Gilead for all of Triangle's issued and outstanding shares followed by a cash merger of that subsidiary into Triangle. In addition, the acquisition would be accompanied by a $50 million convertible loan that would be made by Gilead to Triangle at or shortly after the time of the signing of the definitive acquisition agreement in order to address Triangle's working capital and liquidity concerns that had been previously expressed to Gilead. Dr. Martin, Mr. Perry, Dr. Milligan, Dr. Bischofberger, Mr. Alton and representatives of Goldman Sachs reviewed the negotiations that had taken place with Triangle since the last board meeting, and also updated the board on the due diligence review that had occurred. Goldman Sachs updated its financial presentation to the board concerning the proposed acquisition. Gilead's board discussed with members of Gilead's senior management and financial advisors the proposed terms of the Offer and the Merger. The members of Gilead's board, having determined that the Offer and the Merger were in the best interests of Gilead, then approved the Offer and the Merger and the related transactional agreements, and provided the executive officers of Gilead with delegated authority to complete the negotiation of a definitive merger agreement and related documents involving Gilead and Triangle.

        Also on November 26, 2002, Mr. Alton on behalf of Gilead provided a draft of a proposed merger agreement to Triangle and Triangle's financial advisors and outside legal counsel, contemplating an acquisition of Triangle by Gilead in a transaction involving a cash tender offer by a wholly owned subsidiary of Gilead for all of Triangle's issued and outstanding shares followed by a cash merger of that subsidiary into Triangle. On November 27, 2002, Gilead provided drafts of a proposed form of stockholder agreement and the proposed forms of documents relating to the convertible loan to Triangle and Triangle's financial advisors and outside legal counsel.

        On November 29 and November 30, 2002, representatives of Gilead and Triangle continued to negotiate the various agreements relating to the proposed acquisition and convertible loan via telephone conferences involving representatives of the respective companies and their respective financial and legal advisors. On November 30, Mr. Welch, Dr. Milligan and representatives of Triangle's and Gilead's financial advisors met by phone to develop a series of principles underlying the terms of the transaction. Following that call, the parties decided to meet at the offices of Triangle's outside counsel in Raleigh, North Carolina on Sunday, December 1, 2002 to continue negotiations. Gilead also agreed to provide Triangle with a revised draft of the merger agreement prior to the meeting.

        Early in the morning on December 1, 2002, Gilead provided Triangle with a revised draft of the merger agreement and revised drafts of the accompanying financing documents, for consideration in the meetings beginning that evening. The Gilead team, comprised of Dr. Milligan, Mr. Alton and various other representatives of Gilead and its financial and legal advisors, arrived in Raleigh late in the afternoon on December 1, for the purpose of meeting with a team comprised of Mr. Welch, Mr. Finkle and various other representatives of Triangle and its financial and legal advisors. Negotiations that evening and into the morning of December 2, 2002 led to circulation of new drafts of transaction documents by Gilead on the evening of December 2. Negotiations then continued

overnight into the morning of December 3, 2002, resulting in general business understandings on all material points, subject to the preparation and review of final documentation.

        On December 3, 2002, at a special meeting of Triangle's board of directors, the board unanimously approved the merger agreement, ancillary agreements and related matters, and unanimously voted to recommend the Offer and the Merger to Triangle's stockholders. Late on December 3, Gilead, Triangle and the Purchaser executed the merger agreement, and certain of Triangle's directors, executive officers and stockholders executed stockholder agreements in favor of Gilead and the Purchaser.

        On December 4, 2002, before the open of trading on The Nasdaq National Market, Gilead and Triangle issued a joint press release announcing the execution of the merger agreement.

        On December 9, 2002, Gilead provided the convertible loan to Triangle, Triangle and Gilead executed the promissory note evidencing the convertible loan, and Gilead and Triangle executed the related investor rights agreement.

        On December 16, 2002, the Purchaser commenced the Offer.

12.    Purpose of the Offer and the Merger; Plans for Triangle; The Merger Agreement; The Stockholder Agreements; The Convertible Loan

Purpose of the Offer and the Merger

        The purpose of the Offer and Merger is to enable Gilead to acquire the entire equity interest in, and thus control of, Triangle. The Offer, as the first step in the acquisition of Triangle, is intended to facilitate the acquisition of all of the outstanding shares of Triangle common stock or, if fewer than all of the outstanding shares of Triangle common stock are tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, such lesser number of shares of Triangle common stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Gilead to acquire any and all outstanding shares of Triangle common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for Triangle

        If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of Triangle common stock that are tendered in the Offer, Gilead intends and will have the right to designate representatives to Triangle's board of directors who will constitute at least a majority of the board of directors and therefore control Triangle. Following successful completion of the Offer and the Merger, Gilead intends to integrate Triangle's operations with those of Gilead under the direction of Gilead management. Gilead's principal reason for acquiring Triangle is to broaden its antiviral pipeline with additional HIV and hepatitis B products and to enhance its expertise in antiviral research and development. Gilead intends to continue to review Triangle and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

        The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the

Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Triangle) of this Offer to Purchase.

The Offer

        The Merger Agreement provides for the commencement of the Offer by the Purchaser. The Purchaser's obligation to accept for payment shares of Triangle common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Without Triangle's prior written consent: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of Triangle common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer or (E) amends any other term of the Offer in a manner adverse to the holders of Triangle common stock.

        The Offer is initially scheduled to expire 20 business days following the date of the commencement of the Offer. Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to the parties' respective termination rights under the Merger Agreement: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, the Purchaser may, in its discretion, extend the Offer from time to time for such period of time as the Purchaser reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, the Purchaser must, if Triangle so requests in writing prior to the then-scheduled Expiration Date of the Offer, extend the Offer from time to time for such period of time (but in each case not more than 15 business days) as Triangle reasonably requests; (iii) the Purchaser may, in its discretion, extend the Offer from time to time for any period of time required by any rule or regulation of the Securities and Exchange Commission applicable to the Offer; (iv) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of Triangle common stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of shares of Triangle common stock owned by Gilead or any wholly-owned subsidiary of Gilead is less than 90% of the number of shares of Triangle common stock outstanding, then the Purchaser may, in its discretion, extend the offer for an additional period of not more than ten business days; and (v) the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. However, the Purchaser is not required to extend the Offer beyond June 1, 2003.

        The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Gilead must cause the Purchaser to accept for payment all the shares of Triangle common stock that are validly tendered in the Offer and not withdrawn as soon as practicable after the Purchaser is permitted to do so under applicable legal requirements and Gilead must cause the Purchaser to pay for such shares promptly thereafter.

Top-Up Option

        Pursuant to the Merger Agreement, Gilead and Purchaser have an irrevocable option (the "Top-Up Option") to purchase from Triangle, at a price per share equal to the Offer Price, a number of shares of Triangle common stock (the "Top-Up Option Shares") that, when added to the number of any outstanding shares of Triangle common stock owned by Gilead or any wholly-owned subsidiary of Gilead at the time of exercise of the Top-Up Option, constitutes one share of Triangle common stock more than 90% of the number of shares of Triangle common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Gilead or the Purchaser, in whole but not in part, at any time on or after the first date on which Purchaser accepts any shares of Triangle common stock for payment pursuant to the Offer (the "Acceptance Date"), and on or prior to the tenth business day after the later of (i) the Acceptance Date or (ii) the expiration of any subsequent offering period.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

        The Merger Agreement provides that, effective upon the Acceptance Date, Gilead will be entitled to designate to serve on Triangle's board of directors (the "Post-Acceptance Board") the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on Triangle's board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of Triangle common stock then beneficially owned by Gilead or the Purchaser (including all shares of Triangle common stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Triangle common stock then outstanding.

        Pursuant to the Merger Agreement, if Gilead requests on or after the Acceptance Date, Triangle must use its reasonable best efforts to take all actions (including, to the extent necessary, obtaining resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Gilead's designees to be elected or appointed to Triangle's board of directors. Furthermore, pursuant to the terms of the Merger Agreement, Triangle must (to the extent requested by Gilead) use its reasonable best efforts to cause individuals designated by Gilead to constitute the number of members, rounded up to the next whole number, on (i) each committee of Triangle's board of directors and (ii) the board of directors of each subsidiary of Triangle (and each committee thereof) that represents at least the same percentage as individuals designated by Gilead represent on Triangle's board of directors. The Merger Agreement requires that Triangle use its reasonable best efforts to ensure that, at all times until the completion of the Merger, at least two of the members of Triangle's board of directors are individuals who were directors of Triangle on the date of the Merger Agreement (the "Continuing Directors").

        After the election or appointment of the directors designated by Gilead to Triangle's board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Continuing Directors will be required to authorize any of the following actions of Triangle, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Triangle common stock (other than Gilead or the Purchaser): (i) any action by Triangle with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger, the Financing Documents (as defined below) or the certificate of incorporation or bylaws of Triangle; (ii) any termination or rescission of the Merger Agreement, the Merger or the Financing Documents by Triangle; (iii) any extension by Triangle of the time for the performance of any of the obligations or other acts of Gilead or the Purchaser, or any waiver or assertion of any of Triangle's rights under the Merger Agreement or the Financing Documents; or (iv) any other consent or action by Triangle's board of directors with respect to the Merger Agreement, the Merger or the Financing Documents.

The Merger

        The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger", the Purchaser will be merged with and into Triangle in accordance with the applicable provisions of Delaware law, and Triangle will continue as the surviving corporation in the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

        The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of the surviving corporation will be amended and restated to conform to Annex III to the Merger Agreement, and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

        Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of the Purchaser immediately prior to the completion of the Merger.

Conversion of Shares of Triangle Common Stock

        Pursuant to the Merger Agreement, each share of Triangle common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Gilead, the Purchaser or Triangle, or by a wholly owned subsidiary of Gilead, the Purchaser or Triangle, or by any stockholder of Triangle who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive $6.00 (the price per share paid in the Offer) in cash, without interest thereon.

Appraisal Rights

        Shares of Triangle common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will not be converted into the right to receive $6.00 per share (the price per share paid in the Offer). Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of Triangle common stock in accordance with Section 262 of the DGCL. Shares of Triangle common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $6.00 per share (the price per share paid in the Offer) in cash, without interest thereon. A stockholder may withdraw his demand for appraisal by delivering to Triangle a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Triangle Options and Employee Stock Purchase Plan

        The Merger Agreement provides that upon completion of the Merger, Gilead will cause each option to purchase Triangle common stock that is outstanding and unexercised immediately prior to the completion of the Merger, whether or not vested and whether or not the exercise price of such option is in excess of the Offer Price, to become an option to purchase Gilead common stock by assuming such option in accordance with, and to the extent permitted by, the terms (as in effect as of the date of the Merger Agreement) of the stock incentive plan under which such option was issued and the terms of the stock option agreement by which such option is evidenced. Each option assumed by Gilead will be exercisable for that number of shares of Gilead common stock equal to the product obtained by multiplying (i) the aggregate number of shares of Triangle common stock that were issuable upon exercise of such option immediately prior to the completion of the Merger by (ii) the ratio of (x) the Offer Price ($6.00) to (y) the closing price per share of Gilead common stock on The Nasdaq Stock Market on the trading day immediately preceding the date on which the Merger is completed (the "Conversion Ratio"), rounding down to the nearest whole share. The per share exercise price under each option assumed by Gilead will be adjusted by dividing the per share exercise price under such option by the Conversion Ratio and rounding up to the nearest whole cent. Any restriction on the exercise of any option assumed by Gilead will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged (subject to any change in such option triggered by the transactions contemplated by the Merger Agreement under the express terms (as in effect on the date of the Merger Agreement) of the stock incentive plan under which such option was issued and the terms of the agreement by which such option is evidenced). The Merger Agreement also provides that Gilead must file with the Securities and Exchange Commission, no later than 30 days after the date on which the Merger is completed, a registration statement on Form S-8 relating to the shares of Gilead common stock issuable with respect to the options assumed by Gilead in accordance with the Merger Agreement. If the assumption of any option in the manner described in Merger Agreement is not permitted under the terms of the stock incentive plan under which such option was issued as construed by the plan administrator prior to the Acceptance Date, then Gilead will not be required to assume such option in the manner described in the Merger Agreement, and Gilead will instead be entitled to cause such option to be treated in a manner permitted by the terms of such stock incentive plan. Notwithstanding the above, in lieu of assuming an outstanding option in accordance with the Merger Agreement, Gilead may elect to cause such option to be replaced by issuing a reasonably equivalent replacement stock option in substitution therefor.

        Upon the completion of the Merger, Triangle's 1996 Employee Stock Purchase Plan (the "ESPP") will be terminated. The rights of participants in the ESPP with respect to any offering period then underway will be determined by treating the last business day prior to the completion of the Merger as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the completion of the Merger, Triangle must take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by the Merger Agreement.

Representations and Warranties

        Triangle made representations and warranties to the Purchaser and Gilead in the Merger Agreement, effective as of the date of the Merger Agreement, including representations relating to:

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  its subsidiaries and due organization;

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  its certificate of incorporation and bylaws;

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  its capitalization;

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  its filings with the Securities and Exchange Commission and financial statements;

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  the absence of certain changes during the period from September 30, 2002 through the date of the Merger Agreement;

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  title to its assets;

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  its inventories;

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  its intellectual property;

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  its contracts;

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  its liabilities;

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  its compliance with legal requirements;

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  certain of its business practices;

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  governmental authorizations and regulatory matters;

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  tax matters;

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  employee and labor matters, and its benefit plans;

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  environmental matters;

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  its insurance policies;

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  legal proceedings and orders;

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  its authority to enter into, and the enforceability of, the Merger Agreement and the Financing Documents;

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  the inapplicability of Section 203 of the DGCL;

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  noncontravention of laws and agreements, and absence of needed consents;

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  the fairness opinion received by Triangle's board of directors;

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  the financial advisory fees payable by Triangle;

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  the amendment to the Rights Agreement between Triangle and American Stock Transfer & Trust Company, as Rights Agent (as amended, the "Company Rights Agreement"); and

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  the information supplied by Triangle for inclusion in this Offer to Purchase and Triangle's Solicitation/Recommendation Statement on Schedule 14D-9.

        The Purchaser and Gilead made representations and warranties to Triangle in the Merger Agreement, including representations relating to:

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  their valid existence;

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  their authority to enter into, and the enforceability of, the Merger Agreement and the Financing Documents;

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  noncontravention of laws and agreements, and absence of needed consents;

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  the information supplied by them for inclusion in this Offer to Purchase and Triangle's Solicitation/Recommendation Statement on Schedule 14D-9;

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  their nonreliance on any financial forecast, revenue projection, or financial model made available by Triangle to Gilead or its representatives;

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  the sufficiency of the funds held by them to complete the transactions contemplated by the Merger Agreement; and

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  the financial advisory fees payable by them.

Interim Conduct of Business

        The Merger Agreement provides that, as otherwise expressly permitted under the Merger Agreement or as specified in the disclosure schedule provided by Triangle to Gilead and the Purchaser in connection with the Merger Agreement, as required by the Financing Documents (as defined below) or as reasonably necessary to comply with applicable legal requirements, during the period from the date of the Merger Agreement through the completion of the Merger, Triangle must:

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  use reasonable efforts to ensure that each of Triangle and its subsidiaries (A) conducts its business and operations in the ordinary course and in accordance with past practices and (B) preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, producers, partners, strategic partners, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Triangle or either of its subsidiaries, except in certain circumstances;

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  use commercially reasonable efforts to ensure that it and each of its subsidiaries conducts its business and operations in compliance in all material respects with all applicable legal requirements and the requirements of all material contracts;

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  use commercially reasonable efforts to keep in full force its insurance policies or comparable replacements, except where Triangle receives Gilead's prior written approval;

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  promptly notify Gilead of (A) any written notice (or other communication known to Triangle) received from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (B) any material legal proceeding commenced or, to the knowledge of Triangle, threatened against, relating to or involving or otherwise affecting Triangle or either of its subsidiaries;

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  use commercially reasonable efforts to (A) effectuate the transfer from Abbott Laboratories to Yuhan Corporation (or, with the consent of Gilead, another third party) of the technology necessary to manufacture bulk Emtricitabine in accordance with the Supply and Manufacturing Agreement between Triangle and Abbott Laboratories and in accordance with certain plans, procedures, requirements and timetables provided in the disclosure schedule delivered by Triangle to Gilead and the Purchaser in connection with the Merger Agreement and (B) effectuate the transfer from Abbott Laboratories to a third-party contract manufacturer of the technology necessary to formulate finished Emtricitabine from bulk Emtricitabine as promptly as reasonably practicable;

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  use commercially reasonable efforts to (A) prosecute and secure the approval by the FDA of the Coviracil new drug application filed by Triangle with the FDA on September 3, 2002 and (B) file with the European Medicines Evaluation Agency (the "EMEA"), and prosecute and secure approval by the EMEA of, a marketing authorisation application for marketing approval of Coviracil in the European Union;

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  (A) consult with Gilead in connection with any proposed meeting with the FDA or any other governmental body relating to any product of Triangle containing Amdoxovir, Clevudine or Emtricitabine (a "Triangle Pharmaceutical Product") and promptly provide Gilead with a summary report of any such meeting that occurs and (B) provide Gilead and its representatives with a reasonable opportunity to review any filing made on or after December 11, 2002 and any correspondence or other material communication, proposed to be submitted or otherwise transmitted to the FDA or any other governmental body on behalf of Triangle or either of its subsidiaries relating to any Triangle Pharmaceutical Product;

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  (A) make and keep Gilead reasonably informed of Triangle's plans and arrangements to obtain and maintain the quantities of bulk Emtricitabine and finished Emtricitabine and related raw materials and components and (B) use commercially reasonable efforts to obtain and maintain on a commercially reasonable basis quantities of bulk Emtricitabine and finished Emtricitabine and related raw materials and components that Triangle reasonably expects to be required by it or either of its subsidiaries to make sales of Coviracil for one year; and

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  use commercially reasonable efforts to maintain adequate and suitable quantities of Emtricitabine, Amdoxovir and Clevudine in bulk active pharmaceutical and finished product form for the conduct of all clinical trials being conducted by or on behalf of Triangle or either of its subsidiaries.

        The Merger Agreement further provides that during the period from the date of the Merger Agreement through the completion of the Merger, except as otherwise expressly permitted or required by the Merger Agreement or the Financing Documents, without the prior written consent of Gilead, Triangle must not, and must not permit either of its subsidiaries to:

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  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except in certain limited circumstances);

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  except as may be required by applicable legal requirements, amend or waive any of its rights under, or alter the acceleration of vesting under, any provision of Triangle's Amended and Restated 1996 Stock Incentive Plan, the Triangle CEO Incentive Plan, or any provision of any agreement evidencing any outstanding option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

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  amend or terminate the Company Rights Agreement or amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

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  form any subsidiary or acquire any equity interest or other interest in any other entity;

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  make any capital expenditure (except that Triangle or its subsidiaries may make capital expenditures that, when added to all other capital expenditures made on behalf of Triangle or its subsidiaries between the date of the Merger Agreement and the completion of the Merger, do not exceed $2,200,000 in the aggregate);

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  except as otherwise expressly permitted by the Merger Agreement, enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, in each case other than in the ordinary course of business consistent with past practices;

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  acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in certain limited circumstances), or waive or relinquish any material right;

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  commence, sponsor, participate in or provide funding for any clinical trial except those trials being conducted as of the date of the Merger Agreement or for which Triangle has a written protocol proposal as of the date of the Merger Agreement (the "Permitted Trials");

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  place, cancel or modify any order for any Triangle Pharmaceutical Product (in bulk active pharmaceutical or finished product form) other than the placement of orders that are reasonably necessary for Triangle to comply with its obligations to use its commercially reasonable efforts to obtain and maintain on a commercially reasonable basis quantities of bulk Emtricitabine and finished Emtricitabine and related raw materials and components that Triangle reasonably expects to be required by it and its subsidiaries to make sales of Coviracil for one year and to maintain suitable quantities of Triangle Pharmaceutical Products to conduct the Permitted Trials;

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  enter into any contract covering multiple manufacturing "campaigns" or any contract with a term of more than 270 days, in each case for manufacture of any Triangle Pharmaceutical Product (in bulk active pharmaceutical or finished product form) or any raw material relating to such manufacture, that cannot be terminated (without penalty) within 60 days after delivery of a termination notice by Triangle;

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  other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

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  make any pledge of any of its assets or permit any of its material assets to become subject to any encumbrances other than encumbrances for current taxes not yet due and payable and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Triangle and its subsidiaries taken as a whole;

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  lend money to any person, or incur or guarantee any indebtedness (except that Triangle may make routine borrowings and advancement of expenses in the ordinary course of business and in accordance with past practices);

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  except as may be required by applicable legal requirements, adopt, establish, enter into or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except in certain limited circumstances);

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  hire any employee or promote any employee (except in certain limited circumstances);

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  except as may be required by applicable legal requirements, change in any material respect any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

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  make any material tax election;

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  commence (except in certain limited circumstances) or settle any legal proceeding; or

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  agree, commit or offer to take any of the actions described above.

Non-Solicitation and Related Provisions

        The Merger Agreement requires that Triangle immediately cease and cause to be terminated any existing discussions with any person that relate to any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Gilead) contemplating a transaction or series of transactions involving any of the following:

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  any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction in which Triangle or its subsidiaries is a constituent corporation;

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  any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer, transaction involving the issuance or acquisition of securities or other similar transaction in which a person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Triangle or either of its subsidiaries;

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  the issuance by Triangle or its subsidiaries (in connection with a merger or otherwise) of securities representing more than 15% of the outstanding securities of any class of voting securities of Triangle or either of its subsidiaries;

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  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Triangle and its subsidiaries;

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  any license, sublicense or assignment of, or any grant of any marketing, distribution, co-promotion or other right with respect to, any Triangle Pharmaceutical Product or any related intellectual property or intellectual property right material to any Triangle Pharmaceutical Product; or

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  any liquidation or dissolution of Triangle or either of its subsidiaries.

        Each of the transactions referred to above is referred to as an "Acquisition Transaction," and any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Gilead) contemplating any Acquisition Transaction, is referred to as an "Acquisition Proposal." The Merger Agreement further provides that Triangle must not directly or indirectly, and must not authorize or permit either of its subsidiaries or any of the officers, directors, employees, agents, attorneys, accountants, advisors or representatives (collectively "Representatives") of Triangle or either of its subsidiaries directly or indirectly to:

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  solicit, initiate, intentionally encourage, intentionally induce or intentionally facilitate the making, submission or announcement of any Acquisition Proposal (whether by amending, or granting any waiver under, the Company Rights Agreement or otherwise) or take any action that would reasonably be expected to lead to an Acquisition Proposal;

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  furnish any information regarding Triangle or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal;

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  engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

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  approve, endorse or recommend any Acquisition Proposal; or

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  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction.

        However, prior to the Acceptance Date, and subject to Triangle's right to terminate the Merger Agreement to accept a Superior Offer (as defined below), Triangle is not prohibited by the non-solicitation and related provisions described above from furnishing information regarding Triangle and its subsidiaries to, or entering into discussions or negotiations with, any person in response to a Superior Offer that is submitted to Triangle by such person (and not withdrawn) if (1) such Superior Offer has not resulted directly or indirectly from any breach of the provisions described above or from any action taken by Triangle or any of its Representatives with the intent of circumventing any of the provisions described above, (2) the board of directors of Triangle concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of Triangle's board of directors to Triangle's stockholders under applicable legal requirements, (3) at least one business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Triangle gives Gilead written notice of the identity of such person and of Triangle's intention to furnish information to, or enter into discussions or negotiations with, such person, and Triangle receives from such person an executed confidentiality agreement containing provisions (including "standstill" provisions) no less favorable to Triangle than the provisions contained in the Confidentiality Agreement, dated November 1, 2002, between Gilead and Triangle (the "Confidentiality Agreement"), and (4) at least one business day prior to furnishing any such information to such person, Triangle furnishes such information to Gilead (to the extent such information has not been previously furnished by Triangle to Gilead). For purposes of the Merger Agreement, "Superior Offer" means an unsolicited, bona fide written offer made by a third party to acquire (or otherwise enter into a transaction which would result in such third party becoming the holder of) at least a majority of the outstanding shares of Triangle common stock on terms that the board of directors of Triangle determines, in its good faith judgment (after taking into account the price and consideration offered and the likelihood that the proposed acquisition will ultimately be completed and after taking into account the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) to be more favorable to Triangle's stockholders than the terms of the Offer and the Merger. However, any such offer will be deemed not to be a "Superior Offer" if any financing required to complete the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party. The Merger Agreement provides that any breach by any Representative of Triangle or either of its subsidiaries of, or action taken by any Representative of Triangle or either of its subsidiaries with the intent of circumventing, any of the non-solicitation and related provisions described above will be deemed to be a breach of those provisions of the Merger Agreement, whether or not such Representative is purporting to act on behalf of Triangle or either of its subsidiaries.

        The Merger Agreement provides that, notwithstanding the non-solicitation and related provisions described above, after March 1, 2003, Triangle may enter into confidential discussions regarding (but may not enter into any contract regarding) a Contract Sales Arrangement (as defined below) with a Contract Sales Organization (as defined below) if (i) such Contract Sales Organization has executed and delivered to Triangle a confidentiality agreement containing provisions (including "standstill" provisions) no less favorable to Triangle than the terms of the Confidentiality Agreement, (ii) at least five business days prior to initiating such discussions, Triangle has given Gilead written notice of the identity of such Contract Sales Organization and of Triangle's intention to enter into such discussions, (iii) Triangle periodically provides Gilead with term sheets and draft contracts to keep Gilead reasonably informed of the status of such discussions, and (iv) Triangle otherwise keeps Gilead reasonably informed with respect to the status of such discussions. For purposes of the preceding sentence: (1) "Contract Sales Organization" means an entity commonly and primarily known as a "contract sales organization" that is engaged primarily in the business of promoting products for third parties and is not, and is not a direct or indirect affiliate of, an entity commonly and primarily known as a "pharmaceutical", "biopharmaceutical" or "biotechnology" company; and (2) "Contract Sales Arrangement" means an arrangement (that is terminable by Triangle within three years without payment or penalty) between Triangle and a Contract Sales Organization under which such Contract Sales Organization (A) would promote (and would only be granted such rights as are necessary to promote) a Triangle Pharmaceutical Product for a fee (which may be fixed or based upon a percentage of revenues or otherwise) but (B) would not be granted any research, development, manufacturing, sublicensing or other rights with respect to such Triangle Pharmaceutical Product or with respect to any intellectual property underlying or related to such Triangle Pharmaceutical Product except as necessary for the purpose of clause "(A)".

        The Merger Agreement also requires that Triangle promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected lead to an Acquisition Proposal or any request for nonpublic information relating thereto, advise Gilead orally and in writing of such Acquisition Proposal, inquiry, indication of interest or request (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any person prior to the Acceptance Date. Triangle must keep Gilead reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

Triangle Stockholders' Meeting

        As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of the Merger Agreement by Triangle's stockholders is required by law in order to complete the Merger, Triangle, acting through the Post-Acceptance Board, must take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Triangle common stock to vote on the adoption of the Merger Agreement.

        Under the Merger Agreement, Gilead has agreed to cause all shares of Triangle common stock owned by Gilead or any subsidiary of Gilead to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at the Triangle stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Triangle common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the DGCL.

Recommendation of Triangle's Board of Directors

        Triangle's board of directors has unanimously recommended that the stockholders of Triangle accept the Offer, tender their shares of Triangle common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement (the "Triangle Board Recommendation"). The Merger Agreement provides that, except as provided below, neither Triangle's board of directors nor any committee thereof may withdraw the Triangle Board Recommendation or modify the Triangle Board Recommendation in a manner adverse to Gilead or the Purchaser, and no resolution by the board of directors of Triangle or any committee thereof to withdraw or modify the Triangle Board Recommendation in a manner adverse to Gilead or the Purchaser may be adopted.

        Notwithstanding the foregoing, at any time prior to the Acceptance Date, the Triangle Board Recommendation may be withdrawn or modified in a manner adverse to Gilead and the Purchaser if: (i) an unsolicited, bona fide written offer by a third party unaffiliated with Triangle to acquire or otherwise enter into a transaction which would result in such third party becoming the holder of at least a majority of the outstanding shares of Triangle common stock is made to Triangle and is not withdrawn; (ii) Triangle provides Gilead with at least two business days' prior notice of any meeting of Triangle's board of directors or any committee thereof at which such board of directors or such committee will determine whether such offer is a Superior Offer; (iii) Triangle's board of directors determines in good faith (after taking into account the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) Triangle's board of directors determines in good faith, after having taken into account the advice of Triangle's outside legal counsel, that, in light of such Superior Offer, the failure to withdraw the Triangle Board Recommendation or modify the Triangle Board Recommendation in a manner adverse to Gilead or the Purchaser would be inconsistent with the fiduciary obligations of Triangle's board of directors to Triangle's stockholders under applicable legal requirements; and (v) such Superior Offer shall not have resulted directly or indirectly from any breach of the non-solicitation or related provisions of the Merger Agreement or from any action taken by Triangle or any of its Representatives with the intent of circumventing any of the provisions set forth in the non-solicitation or related provisions of the Merger Agreement.

Reasonable Efforts to Complete Transactions

        The Merger Agreement provides that, subject to the terms and conditions thereof, Gilead and Triangle must use reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the Merger Agreement, including (i) making all filings (if any) and giving all notices (if any) required to be made and given in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) using reasonable efforts to obtain each consent (if any) required to be obtained in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, and (iii) using reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. However, Gilead does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Triangle or either of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue developing or offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any right with respect to any of its products for any indication, or any other intellectual property or intellectual property right, or to commit to cause Triangle or either of its subsidiaries to license or otherwise make available to any person any right with respect to Emtricitabine or any other material Triangle Pharmaceutical Product for any indication, or any related intellectual property or intellectual property right; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, or to commit to cause Triangle or either of its subsidiaries to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Triangle or either of its subsidiaries.

Employee Benefits Matters

        Pursuant to the Merger Agreement, Gilead is to make available, or cause Triangle to make available, upon the completion of the Merger, (i) to each employee of Triangle who holds a position of Executive Vice President or higher as of the date of the Merger Agreement and who remains employed by Triangle immediately prior to the completion of the Merger, continued "at-will" employment for a minimum period of 180 days from the completion of the Merger, and (ii) to each employee of Triangle who holds a position at a level below Executive Vice President as of the date of the Merger Agreement and who remains employed by Triangle immediately prior to the completion of the Merger, continued "at-will" employment for a minimum period of 120 days from the completion of the Merger. The terms and conditions of employment for each employee of Triangle who, following the completion of the Merger, either continues his or her employment with

Triangle, or becomes an employee of Gilead (in either case, a "Continuing Employee"), will include (x) the right to receive, during the applicable minimum period specified above, a salary and benefits under health and welfare plans that are comparable to the salary and the benefits under health and welfare plans to which such Continuing Employee is entitled as of the date of the Merger Agreement, and (y) the right to continue receiving the salary and benefits described in clause "(x)" for the remainder of the applicable minimum period if the employment of such Continuing Employee were terminated by Triangle or Gilead during such minimum period. However, nothing in the Merger Agreement is to be construed to (i) limit the right of Gilead or Triangle to amend or terminate any benefit plan at any time following the completion of the Merger or (ii) affect the "at-will" status of any Continuing Employee. Following the expiration of the applicable minimum period specified above with respect to a Continuing Employee, such Continuing Employee (if he or she continues to be employed by Triangle or Gilead) will have the right to receive benefits under Gilead's health and welfare benefit plans that are comparable to the benefits under such plans to which similarly situated employees of Gilead are then entitled. The Merger Agreement provides that, to the extent permitted by applicable legal requirements and the terms of such plans, for purposes of participation, vesting and differential benefits based on length of service in any such plan, all service by a Continuing Employee with Triangle is to be credited toward service with Gilead. In addition, the Merger Agreement provides that Gilead will, at or after the completion of the Merger, grant to Continuing Employees options to purchase common stock of Gilead under Gilead's stock option plans. Gilead will determine the levels of such stock option grants on an employee-by-employee basis, in a manner determined by Gilead to be adequate to maintain continuing incentives for Continuing Employees after the completion of the Merger.

        The Merger Agreement further requires that, unless otherwise directed in writing by Gilead, Triangle take (or cause to be taken) all actions necessary or appropriate to terminate, any plan, program, policy, contract or other arrangement (with certain exceptions) providing for compensation, severance, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by Triangle, its subsidiaries or any of its affiliates for the benefit of any current or former employee or director of Triangle, its subsidiaries or any of its affiliates, or with respect to which Triangle or its subsidiaries or any of its affiliates has or may in the future have any liability or obligation and that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the IRC.

Directors' and Officers' Indemnification and Insurance

        The Merger Agreement provides that all rights to indemnification by Triangle existing in favor of those persons who are directors and officers of Triangle as of the date of the Merger Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the completion of the Merger, as provided in Triangle's bylaws (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between Triangle and said Indemnified Persons (as in effect as of the date of the Merger Agreement) in the forms disclosed by Triangle to Gilead prior to the date of the Merger Agreement, will survive the Merger and must be observed by Triangle to the fullest extent available under Delaware law.

        In addition, the Merger Agreement provides that from the time of the completion of the Merger until the sixth anniversary of the completion of the Merger, Gilead must cause Triangle to, and Triangle must maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, the existing policy of directors' and officers' liability insurance maintained by Triangle as of the date of the Merger Agreement in the form disclosed by Triangle to Gilead prior to the date of the Merger Agreement (the "Existing Policy"). However, (i) Triangle may substitute for the Existing Policy a policy or policies of comparable coverage; and (ii) Triangle will not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $1,250,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed $1,250,000 in the aggregate, Triangle will be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $1,250,000.

Conditions to the Merger

        The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

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  if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of Triangle common stock outstanding on the record date for the meeting of the holders of Triangle common stock to vote on the adoption of the Merger Agreement;

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  no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; and

  •
  the Purchaser shall have accepted for payment and paid for shares of Triangle common stock pursuant to the Offer.

Termination of the Merger Agreement

        The Merger Agreement provides that it may be terminated:

  •
  by mutual written consent of Gilead and Triangle at any time prior to the completion of the Merger;

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  by either Gilead or Triangle at any time prior to the completion of the Merger if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, shares of Triangle common stock in the Offer or the Merger or making the purchase by the Purchaser of shares of Triangle common stock in the Offer or completion of the Merger illegal, except that a party will not be permitted to terminate the Merger Agreement on the foregoing basis if the imposition of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date;

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  by either Gilead or Triangle prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of Triangle common stock (the "Expiration Termination Right"), except that a party shall not be permitted to terminate the Merger Agreement on the foregoing basis if the failure to accept shares of Triangle common stock for payment in the Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date;

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  by either Gilead or Triangle at any time prior to the Acceptance Date if the acceptance for payment of shares of Triangle common stock pursuant to the Offer has not occurred on or prior to the close of business on June 1, 2003 (the "End Date Termination Right"), except that a party may not terminate the Merger Agreement on the foregoing basis if the failure to accept shares of Triangle common stock for payment pursuant to the Offer by the close of business on June 1, 2003 is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date;

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  by Gilead or Triangle on April 21, 2003, if (i) the HSR Condition, the Legality Condition or the Legal Proceeding Condition (each as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) shall not have been satisfied prior to the termination of the Merger Agreement, and (ii) Triangle has delivered to Gilead, on April 15, 2003, an irrevocable notice of intended termination of the Merger Agreement; except that Triangle may not terminate the Merger Agreement on the foregoing basis if (A) the failure to satisfy such condition is attributable to a failure on the part of Triangle to perform any covenant in the Merger Agreement required to be performed by Triangle on or prior to the Acceptance Date or (B) Gilead has delivered to Triangle on or prior to April 21, 2003 a document confirming that Gilead is forgiving $20,000,000 of the principal balance of the Convertible Loan (as defined below);

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  by Gilead or Triangle on May 21, 2003, if (i) the HSR Condition, the Legality Condition or the Legal Proceeding Condition shall not have been satisfied prior to the termination of the Merger Agreement, and (ii) Triangle shall have delivered to Gilead, on May 15, 2003, an irrevocable notice of intended termination of the Merger Agreement; except that Triangle may not terminate the Merger Agreement on the foregoing basis if (A) the failure to satisfy such condition is attributable to a failure on the part of Triangle to perform any covenant in the Merger Agreement required to be performed by Triangle on or prior to the Acceptance Date or (B) Gilead has delivered to Triangle on or prior to May 21, 2003 a document confirming that Gilead is forgiving $10,000,000 of the principal balance of the Convertible Loan;

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  by Gilead at any time prior to the Acceptance Date (i) if a Triggering Event (as defined below) has occurred (the "Triggering Event Termination Right") or (ii) if (A) the board of directors of Triangle shall have taken any action demonstrating that the board of directors of Triangle does not support the Offer or the Merger or does not believe that the Offer or the Merger is in the best interests of Triangle's stockholders or (B) a tender or exchange offer relating to securities of Triangle has been commenced by any person (other than Gilead and the Purchaser) and Triangle has not sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Triangle recommends rejection of such tender or exchange offer (the "Support Termination Right");

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  by Triangle at any time prior to the Acceptance Date, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer has not resulted directly or indirectly from any breach of the non-solicitation or related provisions of the Merger Agreement or from any action taken by Triangle or any of its Representatives with the intent of circumventing any of those provisions, (ii) the board of directors of Triangle, after satisfying all of the requirements for withdrawing or modifying its recommendation of the Offer and otherwise causing Triangle to comply in all material respects with the provisions of the Merger Agreement, has authorized Triangle to enter into a binding written definitive acquisition agreement providing for the completion of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) Triangle has delivered to Gilead a written notice (that includes a copy of the Specified Agreement as an attachment) containing Triangle's representation that the Specified Agreement has been duly executed and delivered to Triangle by the other party thereto, that the board of directors of Triangle has authorized the execution and delivery of the Specified Agreement on behalf of Triangle and that Triangle will enter into the Specified Agreement immediately upon termination of the Merger Agreement, (iv) a period of at least three business days has elapsed since the receipt by Gilead of such notice, and Triangle has made its Representatives reasonably available during such period for the purpose of engaging in negotiations with Gilead regarding a possible amendment of the Offer or a possible alternative transaction, (v) any proposal by Gilead to amend the Offer or enter into an alternative transaction has been considered by the board of directors of Triangle in good faith, and Triangle's board of directors has determined in good faith (after having taken into account the advice of Triangle's outside legal counsel and the advice of Banc of America Securities LLC or another independent financial advisor of nationally recognized reputation) that the terms of the proposed amended Offer (or other alternative transaction) are not as favorable to Triangle's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement, (vi) Triangle has paid the entire outstanding principal balance of, all accrued and unpaid interest on and any other amounts owing under the Convertible Loan, and (vii) Triangle has paid to Gilead the fee required to be made to Gilead pursuant to the Merger Agreement in connection with such termination (the "Superior Offer Termination Right");

  •
  by Gilead at any time prior to the Acceptance Date if (i) any of Triangle's representations and warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement such that the Accuracy Condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement, (A) all materiality qualifications contained in such representations and warranties will be disregarded and (B) any update of or modification to the disclosure schedule provided by Triangle to Gilead and the Purchaser in connection with the Merger Agreement made or purported to have been made after the date of the Merger Agreement will be disregarded), or (ii) any of Triangle's covenants contained in the Merger Agreement have been breached such that the Covenant Condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied except that if an inaccuracy in any of Triangle's representations and warranties or a breach of a covenant by Triangle is curable by Triangle within 30 days after the date of the occurrence of such inaccuracy or breach and Triangle is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Gilead may not terminate the Merger Agreement on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Triangle receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach has been cured in a manner that does not result in a breach of any covenant of Triangle; or

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  by Triangle at any time prior to the Acceptance Date if (i) any of Gilead's representations and warranties contained in the Merger Agreement are materially inaccurate as of the date of the Merger Agreement, such that the inaccuracy in Gilead's representations and warranties has a material adverse effect on Gilead's ability to satisfy its obligations under the Merger Agreement (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement, all materiality qualifications contained in such representations and warranties will be disregarded), or (ii) any of Gilead's covenants contained in the Merger Agreement have been materially breached; except that if an inaccuracy in any of Gilead's representations and warranties or a breach of a covenant by Gilead is curable by Gilead within 30 days after the date of the occurrence of such inaccuracy or breach and Gilead is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Triangle may not terminate the Merger Agreement on the foregoing basis on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Gilead receives notice of such inaccuracy or breach or

    (2) after such 30-day period if such inaccuracy or breach has been cured in a manner that does not result in a breach of any covenant of Gilead.

        A "Triggering Event" will be deemed to have occurred if: (i) the board of directors of Triangle has failed to recommend that Triangle's stockholders accept the Offer, tender their shares of Triangle common stock pursuant to the Offer or (if required by applicable law) vote to adopt the Merger Agreement, or has withdrawn or modified in a manner adverse to Gilead the Triangle Board Recommendation; (ii) Triangle has failed to include the Triangle Board Recommendation in the Schedule 14D-9; (iii) the board of directors of Triangle has approved, endorsed or recommended any Acquisition Proposal; (iv) Triangle has entered into any letter of intent or similar document or any contract contemplating any Acquisition Transaction; or (v) any Acquisition Proposal has resulted directly or indirectly from Triangle or either of its subsidiaries or any Representative of Triangle or either of its subsidiaries having breached, or having taken any action with the intent of circumventing, any of the non-solicitation or related provisions of the Merger Agreement.

Fees and Expenses; Termination Fee

        The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of Triangle common stock are purchased pursuant to the Offer and whether or not the Merger is completed, except that Gilead and Triangle will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this Offer to Purchase and all related documents and the proxy statement relating to the Merger, if required, and any amendments or supplements thereto.

        The Merger Agreement further provides that if (i) the Merger Agreement is terminated by Gilead or Triangle pursuant to the Expiration Termination Right or the End Date Termination Right, (ii) at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal has been disclosed, announced, commenced, submitted or made and (iii) within 360 days after the date of termination of the Merger Agreement, an Acquisition Transaction is completed or Triangle enters into a definitive agreement contemplating an Acquisition Transaction, then Triangle must pay to Gilead, in cash, a nonrefundable fee in an amount equal to $18,000,000 at or prior to the completion of such Acquisition Transaction. Solely for purposes of clause "(iii)" of the preceding sentence, (1) the term "Acquisition Transaction" is not deemed to include a pure equity financing transaction that is not related to a merger, consolidation, amalgamation, share exchange, business combination, tender offer or exchange offer if, following such pure equity financing transaction, no person or "group" (as defined in the Exchange Act or the rules thereunder) of persons has beneficial or record ownership of securities representing more than 35% of the outstanding securities of any class of voting securities of Triangle or either of its subsidiaries, (2) the definition of Acquisition Transaction is not deemed to include any license, sublicense or assignment of, or any grant of any marketing, distribution, co-promotion or other right with respect to, any Triangle Pharmaceutical Product or any related intellectual property or intellectual property right material to any Triangle Pharmaceutical Product, and (3) each reference in the definition of Acquisition Transaction to "15%" is deemed to refer instead to "35%."

        The Merger Agreement provides that if the Merger Agreement is terminated by Gilead pursuant to the Triggering Event Termination Right or by Triangle pursuant to the Superior Offer Termination Right, then Triangle must pay to Gilead, in cash at the time specified in the next sentence, a nonrefundable fee in an amount equal to $18,000,000. In the case of termination of the Merger Agreement by Gilead pursuant to the Triggering Event Termination Right, the fee referred to in the preceding sentence must be paid by Triangle within two business days after such termination; and in the case of termination of the Merger Agreement by Triangle pursuant to the Superior Offer

Termination Right, the fee referred to in the preceding sentence must be paid by Triangle at or prior to the time of such termination.

        The Merger Agreement provides that if the Merger Agreement is terminated by Gilead pursuant to the Support Termination Right, then Triangle must make a nonrefundable cash payment to Gilead, within two business days after such termination, in an amount equal to the lesser of $1,500,000 or the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of Gilead in connection with the preparation and negotiation of the Merger Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

        If Triangle fails to pay when due any amount described above, then (i) Triangle must reimburse Gilead for all costs and expenses (including reasonable fees and reasonable disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Gilead of its rights, and (ii) Triangle must pay to Gilead interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Gilead in full) at a rate per annum three percentage points above the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

The Stockholder Agreements

        The following is a summary of the Stockholder Agreements entered into by Gilead and the Purchaser with certain of Triangle's directors and certain additional stockholders of Triangle. The following summary does not purport to be a complete description of the terms of these Stockholder Agreements and is qualified in its entirety by reference to the forms of the Stockholder Agreements, copies of which are filed as Exhibit (d)(2) and Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and are incorporated in this Offer to Purchase by reference. The forms of Stockholder Agreements may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Triangle) of this Offer to Purchase.

        In order to induce Gilead and the Purchaser to enter into the Merger Agreement, each of: Bijou Trust U/A 3/11/86 c.o. McFadden Trustee f/b/o Piers Moreton Trust; Anthony B. Evnin; Standish M. Fleming; Fleming Family Trust; Fleming Family Children's Trust; Forward II Associates, L.P.; Forward Ventures IV B, L.P.; GEM Trust U/A/ 3/4/83 c.o. McFadden Trustees f/b/o/ Georgiana Moreton Trust; George & Leslie Taylor McFadden Trustees, U/A dated 9/22/71 f/b/o Elizabeth Cutting McFadden Trust; Dennis Gillings, Ph.D.; Grabowski Associates Pension Plan; Henry G. Grabowski, Ph.D.; Stewart J. Hen; Jonathan S. Leff; Carol McFadden; Wilhemina Josephine McFadden 1995 Trust dated Nov. 6, 1995 between George McFadden, as donor, and David R. Hamilton, as Trustee; and Daniel G. Welch has entered into a Stockholder Agreement with Gilead and the Purchaser. Pursuant to the Stockholder Agreements, each of the stockholders has agreed, in their respective capacities as stockholders of Triangle, to tender all of their shares of Triangle common stock, as well as any additional shares of Triangle common stock which they may acquire (pursuant to Triangle stock options or otherwise), to the Purchaser in the Offer. In addition, each of: Forward Ventures II, L.P.; Forward Ventures III, L.P.; Forward Ventures IV, L.P.; George McFadden; the Alexander B. McFadden Trust; Warburg Pincus Private Equity VIII, L.P.; Venrock Associates; Venrock Associates II, L.P.; and QFinance, Inc. has entered into a Stockholder Agreement with Gilead and the Purchaser in which they agreed to tender their shares to the Purchaser in the offer and also, at any meeting of, or written action by, the stockholders of Triangle, to vote all of their shares of Triangle common stock in favor of the Merger, the execution and delivery of the Merger Agreement by Triangle and the adoption and approval of the Merger Agreement and the transactions contemplated thereby.

        Each of the stockholders that has entered into a Stockholder Agreement has agreed, in such person's capacity as a stockholder of Triangle, to promptly (and, in any event, not later than five business days after commencement of the Offer) validly tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and to not withdraw or permit the withdrawal of (unless and until the Offer expires without the Purchaser having accepted for payment any shares of Triangle common stock tendered in the Offer), all of such stockholder's shares of Triangle common stock, including any additional shares of Triangle common stock which such stockholder may acquire.

        Each such stockholder has also agreed that, with certain limited exceptions, such stockholder will not (except as contemplated by the Stockholder Agreement) sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any of such stockholder's shares of Triangle common stock, or enter into an agreement or commitment contemplating any of the foregoing. In addition, each such stockholder has also agreed, in such person's capacity as a stockholder of Triangle, not to take, directly or indirectly any action that Triangle or any of its representatives would be prohibited from taking, directly or indirectly, pursuant to the nonsolicitation or related provisions of the Merger Agreement. However, the foregoing provisions do not preclude those stockholders who are also members of the Triangle board of directors (or their representatives) from taking certain actions (acting as a member of the board of directors of Triangle) that they are permitted to take under the Merger Agreement. In addition, nothing in the respective Stockholder Agreements is to be construed to limit or affect any action or inaction by any stockholder, or any director, officer, partner, member or employee, as applicable, of such stockholder, in either case serving on Triangle's board of directors acting in such person's capacity as a director or fiduciary of Triangle, and no such stockholder will have any liability to Gilead or Purchaser or any of their affiliates under the Stockholder Agreement for any action or inaction taken by such stockholder, or any director, officer, partner, member or employee, as applicable, of such stockholder, serving on Triangle's board of directors acting in such person's capacity as a director or a fiduciary of Triangle.

        Each of the stockholders whose Stockholder Agreement contains voting provisions has agreed, pursuant to the terms of such stockholder's respective Stockholder Agreement and in such person's capacity as a stockholder of Triangle, as follows:

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  that until the earlier of the completion of the Merger or the termination of the Merger Agreement, at any meeting of Triangle's stockholders, and in any action by consent of Triangle's stockholders, such stockholder will vote (or cause to be voted) all of such stockholder's shares of Triangle common stock: (i) in favor of the Merger, the execution and delivery of the Merger Agreement by Triangle, and the adoption and approval of the Merger Agreement and in favor of the other actions contemplated thereby; and (ii) against certain matters and actions specified in the Stockholder Agreement; and

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  to appoint Gilead and certain representatives of Gilead as such stockholder's attorneys and proxies, with full power of substitution and resubstitution, to vote and otherwise act with respect to all such stockholder's shares of Triangle common stock at any meeting of Triangle's stockholders, and in any action by written consent of Triangle's stockholders, on the matters and in the manner specified in the Stockholder Agreement.

        In addition, pursuant to the Stockholder Agreement entered into by Warburg Pincus Private Equity VIII, L. P. ("Warburg"), Warburg agreed that after the completion of the Merger, neither Warburg nor any affiliate of Warburg will have any rights or claims against Triangle, Gilead or any other person under the Purchase Agreement, dated as of August 24, 2001, between Warburg and Triangle.

Shares Subject to the Stockholder Agreements

        As of December 3, 2002, the stockholders who executed Stockholder Agreements held in the aggregate 31,574,469 shares of Triangle common stock, which represented approximately 41% of the outstanding shares of Triangle common stock as of that date. Of such shares of Triangle common stock, 30,906,949 shares, which represented approximately 40% of the outstanding shares of Triangle common stock as of that date, were held by stockholders whose Stockholder Agreements also contained the voting provisions described above. The Stockholder Agreements provide that they terminate upon any termination of the Merger Agreement.

The Convertible Loan

        The following is a summary of the $50,000,000 convertible loan (the "Convertible Loan") that was made by Gilead to Triangle on December 9, 2002, to help fund Triangle's working capital needs and for other corporate purposes pending the successful completion of the Offer, pursuant to an obligation to provide such funds that was set forth in the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Convertible Loan, the 7.50% Convertible Note (the "Convertible Note") evidencing the Convertible Loan executed by Triangle in favor of Gilead, or the Investor Rights Agreement between Triangle and Gilead providing Gilead with certain rights associated with its possible acquisition and ownership of the Triangle common stock into which the Convertible Loan is convertible. This summary is qualified in its entirety by reference to the Convertible Note and the Investor Rights Agreement (as defined below), copies of which are filed as exhibits to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and which are incorporated in this Offer to Purchase by reference.

        Under the terms of the Merger Agreement, Gilead agreed, at or before the close of business on December 10, 2002, to lend Triangle the sum of $50,000,000. Gilead provided such funds to Triangle on December 9, 2002. Contemporaneously with the provision of such funds to Triangle, Triangle and Gilead executed the Convertible Note, and Triangle and Gilead entered into the Investor Rights Agreement.

Convertible Note

        Pursuant to the terms of the Convertible Note, the Convertible Loan will bear interest on the outstanding daily balance thereof from the date of disbursement until satisfaction in full at 7.50% per annum, with a default rate of interest equal to the lesser of 17.0% per annum or the maximum rate permissible by law. Commencing with a payment on December 31, 2002, Triangle is required to pay interest on the Convertible Loan in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year and on the maturity date. The Convertible Loan is unsecured.

        The outstanding principal amount of the Convertible Loan (and any interest accrued thereon) is immediately due and payable upon the earliest of the following dates:

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  the date of termination of the Merger Agreement pursuant to the Superior Offer Termination Right;

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  December 9, 2007; or

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  the date on which any event of default occurs under the Convertible Note.

        The events of default under the Convertible Note include the following:

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  if Triangle fails to pay when due the principal of or premium, if any, or interest on the Convertible Note when due at its stated maturity, upon required repurchase, upon declaration or acceleration or otherwise;

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  if (A) Triangle or either of its subsidiaries makes an assignment for the benefit of creditors, (B) an order, judgment or decree is entered adjudicating Triangle or either of its subsidiaries bankrupt or insolvent, (C) any order for relief with respect to Triangle or either of its subsidiaries is entered under the Bankruptcy Reform Act, Title 11 of the United States Code, (D) Triangle or either of its subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Triangle or either of its subsidiaries or of any substantial part of the assets of Triangle or either of its subsidiaries, or commences any proceeding relating to Triangle or either of its subsidiaries under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or (E) any such petition or application is filed, or any such proceeding is commenced, against Triangle or either of its subsidiaries and either (1) Triangle or either of its subsidiaries by any act indicates its approval thereof, consent thereto or acquiescence therein or (2) such petition, application or proceeding is not dismissed within 45 days;

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  if Triangle or either of its subsidiaries defaults under any indebtedness for money borrowed by Triangle or either of its subsidiaries (or the payment of which is guaranteed by Triangle or either of its subsidiaries), beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, the aggregate outstanding principal amount of which exceeds $1,000,000, other than indebtedness owed to Triangle or any of its Subsidiaries, whether such indebtedness or guarantee existed as of December 9, 2002 or is created thereafter;

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  if Triangle fails to comply with its obligations under the provisions of the Convertible Note relating to Gilead's right to convert the Convertible Loan into shares of Triangle common stock or to have the Convertible Loan repurchased upon any change of control of Triangle; and

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  if Triangle fails to comply with any of several covenants specified in the Convertible Note.

        The principal amount of the Convertible Loan may be reduced under the following circumstances:

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  if (i) Triangle delivers to Gilead, on April 15, 2003, an irrevocable notice of intended termination of the Merger Agreement, (ii) the HSR Condition, the Legality Condition or the Legal Proceeding Condition (each as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) shall not have been satisfied, (iii) the failure to satisfy any such condition is not attributable to a failure on the part of Triangle to perform any covenant in the Merger Agreement required to be performed by Triangle on or prior to the Acceptance Date, and (iv) Gilead delivers to Triangle on or prior to April 21, 2003 a document confirming that Gilead is forgiving $20,000,000 of the principal balance of the Convertible Loan (which has the effect under the Merger Agreement of preventing the termination of the Merger Agreement notwithstanding the foregoing notice from Triangle), then the principal amount of the Convertible Loan will be reduced by $20,000,000; and

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  if (i) Triangle delivers to Gilead, on May 15, 2003, an irrevocable notice of intended termination of the Merger Agreement, (ii) the HSR Condition, the Legality Condition or the Legal Proceeding Condition shall not have been satisfied, (iii) the failure to satisfy any such condition is not attributable to a failure on the part of Triangle to perform any covenant in the

    Merger Agreement required to be performed by Triangle on or prior to the Acceptance Date, and (iv) Gilead delivers to Triangle on or prior to May 21, 2003 a document confirming that Gilead is forgiving $10,000,000 of the principal balance of the Convertible Loan (which has the effect under the Merger Agreement of preventing the termination of the Merger Agreement notwithstanding the foregoing notice from Triangle), then the principal amount of the Convertible Loan will be reduced by $10,000,000.

        At any time after December 9, 2003, the Convertible Note plus all accrued and unpaid interest and unpaid delay or default amounts thereon is convertible, in whole or in part, at the option of Gilead, at any time and from time to time into fully paid and nonassessable shares of Triangle common stock at a price of $6.90 per share. The conversion price is subject to adjustment for stock splits, dividends, distributions, the effect of certain corporate transactions involving Triangle and the effect of certain issuances of additional securities by Triangle.

        From and after December 9, 2005, or upon a "Change of Control" of Triangle (as defined below) prior to December 9, 2003, Triangle, at its option, may upon written notice to Gilead redeem the Convertible Note, in whole but not in part, to the extent it has funds legally available and irrevocably reserved therefor and such redemption is not prohibited by the terms of its outstanding indebtedness, at the redemption price of 100% of the face amount thereof, plus an amount equal to all accrued and unpaid interest and unpaid delay or default amounts thereon, if any, to the redemption date; except that in the event of such redemption by Triangle from and after December 9, 2005, (i) a registration statement covering the shares into which the Convertible Loan is convertible has been declared effective by the Securities and Exchange Commission and is currently effective, and (ii) Triangle is permitted (without the necessity of any further approvals or action) by law and under the rules of any securities exchange on which Triangle common stock is traded to convert the Convertible Note into shares of Triangle common stock and Triangle intends and has the financial resources and ability to redeem the Convertible Note. Triangle's right to redeem the Convertible Note does not prevent Gilead from converting the Convertible Note into shares of Triangle common stock at any time after December 9, 2003 prior to the payment of the redemption proceeds of the Convertible Note.

        For purposes of the Convertible Note, "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group of shares representing a majority of the voting securities of Triangle; (b) any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation) such that the outstanding shares of Triangle common stock (or securities which are convertible into or exchangeable for Triangle common stock) are exchanged for or converted into securities which represent less than a majority of the voting securities of the surviving entity; (c) any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation) such that Triangle's stockholders immediately prior to such transaction or series of transactions own less than a majority of the voting securities of the surviving entity; (d) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Triangle's assets; or (e) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Triangle by persons who were neither (i) nominated by the board of directors of Triangle nor (ii) appointed by directors so nominated.

        In the event that a Change of Control occurs at any time after December 9, 2003, Gilead has the right for ninety (90) days after delivery of notice to Gilead of such Change of Control, at Gilead's option, to require Triangle to repurchase the Convertible Loan or any portion thereof. The date of such repurchase will be thirty (30) days after the date on which Triangle is required to notify Gilead of such Change of Control. The repurchase price in the event of such Change of Control will be equal to the greater of (A) the "Conversion Value" (as defined below) of the Convertible Note or (B) the sum of (i) the face amount of the Convertible Note as of that date, (ii) accrued but unpaid interest on the Convertible Note as of that date, and (iii) unpaid delay or default amounts on the Convertible Note as of that date. The "Conversion Value" of the Convertible Note as of a particular date means the value that Gilead would be entitled to receive upon (a) conversion of the Convertible Note at $6.90 per share (subject to adjustment as described above), followed by (b) the subsequent sale of the shares of Triangle common stock received thereby at the greater of the last closing price per share of Triangle common stock immediately prior to the time (A) of the closing of a repurchase of the Convertible Note or (B) of the event triggering the right to repurchase.

Investor Rights Agreement

        In order to induce Gilead to make the Convertible Loan, Triangle agreed to provide Gilead with registration rights pursuant to an Investor Rights Agreement dated as of December 9, 2002, between Triangle and Gilead (the "Investor Rights Agreement" and together with the Convertible Note, the "Financing Documents"). Pursuant to the terms of the Investor Rights Agreement, Triangle must use its best efforts to effect the registration of any shares of Triangle common stock issuable upon conversion of the Convertible Note (except for securities (a) sold in the public market pursuant to a registration statement or under Rule 144 of the Securities Act, (b) sold in certain private transactions or (c) held by a person whose registration rights under the Investor Rights Agreement have terminated or expired) (the "Registrable Securities").

        Triangle has agreed to prepare and file with the Securities and Exchange Commission a shelf registration statement on Form S-3 as expeditiously as reasonably possible after the Convertible Note becomes convertible in accordance with its terms (and in any event within fifteen days thereafter), covering the sale of the Registrable Securities, and must keep the registration statement effective for up to two years or, if earlier, (a) until each holder of Registrable Securities has distributed its Registrable Securities or (b) the date on which the Registrable Securities may be resold by each holder thereof without restriction by the volume limitations of Rule 144(e) of the Securities Act. Triangle must also prepare and file with the Securities and Exchange Commission any amendments and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement. After the registration of the Registrable Securities, Triangle must furnish to each holder of Registrable Securities copies of a current prospectus, registration statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such holder. Triangle must also use its best efforts to list the Registrable Securities with all securities exchanges and/or markets on which Triangle common stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where Triangle common stock is listed.

        Pursuant to the Investor Rights Agreement, Gilead has agreed, except under limited circumstances, not to make any disposition of all or any portion of Registrable Securities until (a) there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; (b) the disposition is made under Rule 144 under the Securities Act or its equivalent or (c) (A) the transferee has agreed in writing to be bound by the terms of the Investor Rights Agreement, (B) Gilead has notified Triangle of the proposed disposition and furnished Triangle with a statement of the circumstances surrounding the proposed disposition and (C) if reasonably requested by Triangle upon the written advice of counsel to Triangle, Gilead shall have furnished Triangle with an opinion of counsel, reasonably satisfactory to Triangle, that such disposition will not require registration under the Securities Act. Pursuant to the Investor Rights Agreement, Gilead is permitted to engage in derivative, hedging or similar transactions with respect to the Registrable Securities and the Convertible Note. Gilead is also permitted to pledge the Registrable Securities and the Convertible Note pursuant to a bona fide margin account or lending arrangement entered into in compliance with law.

        Gilead has agreed not to transfer a number of Registrable Securities greater than 3% of the outstanding shares of Triangle common stock per calendar quarter, except that Gilead may transfer a "block" (as defined in Rule 10b-18(a) of the Exchange Act) in one or more private transactions. Upon receipt of notice from Triangle, Gilead must immediately discontinue any sales of Registrable Securities until it receives an amended registration statement, supplemented or amended prospectus or is advised in writing by Triangle that the use of the applicable registration statement may be resumed. Notwithstanding the foregoing, Gilead may not be prohibited from selling Registrable Securities under the registration statement as a result of suspensions on more than two occasions in any twelve-month period unless, in the good faith judgment of Triangle's board of directors, upon written advice of counsel to Triangle, the sale of the Registrable Securities under the registration statement would reasonably be likely to cause a violation of the Securities Act or the Exchange Act and result in potential liability to Triangle.

        All registration rights granted under the Investor Rights Agreement terminate on December 9, 2009. Notwithstanding the foregoing, the registration rights expire if all Registrable Securities may be sold under Rule 144(k) of the Securities Act. Gilead may assign the rights to cause Triangle to register Registrable Securities to any transferee or assignee of Registrable Securities that (a) is a person or entity that holds Registrable Securities pursuant to a transfer permitted by the Investor Rights Agreement or (b) acquires at least one million shares of Registrable Securities.

13.    Certain Conditions to the Offer

        The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Triangle) of this Offer to Purchase.

        The Merger Agreement provides that the Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) the payment for, any tendered shares of Triangle common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer on any scheduled Expiration Date of the Offer and not accept for payment any tendered shares of Triangle common stock, if (i) the Minimum Condition has not been satisfied by midnight, New York City time, on the Expiration Date of the Offer or (ii) any of the following conditions shall not have been satisfied:

  •
  the waiting period applicable to the purchase of or payment for shares of Triangle common stock pursuant to the Offer under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Gilead and the Federal Trade Commission or the Department of Justice pursuant to which Gilead has agreed not to consummate the Offer for any period of time (the "HSR Condition");

  •
  each of the representations and warranties of Triangle contained in the Merger Agreement shall have been accurate in all respects as of the date of the Merger Agreement (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); except that, (i) this does not require any of Triangle's representations and warranties contained in the Merger Agreement to have been accurate as of a date subsequent to the date of the Merger Agreement, (ii) for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement (or any applicable earlier date), (A) all materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to Triangle's disclosure schedule provided to Gilead and the Purchaser in connection with the Merger Agreement made or purported to have been made after the date of the Merger Agreement shall be disregarded and (iii) the inaccuracies in such representations and warranties shall be disregarded for purposes of such condition if all such inaccuracies and the circumstances and events underlying such inaccuracies, considered collectively: (A) do not have a material and adverse effect on the intrinsic value of Triangle and its subsidiaries taken as a whole, as compared to the intrinsic value of Triangle and its subsidiaries taken as a whole as of the date of the Merger Agreement assuming the accuracy as of the date of the Merger Agreement of such representations and warranties; (B) do not have a material and adverse effect on the financial condition of Triangle and its subsidiaries taken as a whole, as compared to the financial condition of Triangle and its subsidiaries taken as a whole as of the date of the Merger Agreement assuming the accuracy as of the date of the Merger Agreement of such representations and warranties; and (C) do not have a material and adverse effect on the capitalization of Triangle, as compared to the capitalization of Triangle as of the date of the Merger Agreement assuming the accuracy as of the date of the Merger Agreement of such representations and warranties (the "Accuracy Condition");

  •
  each covenant or obligation that Triangle is required to comply with or to perform at or prior to the Acceptance Date has been complied with and performed in all material respects (the "Covenant Condition");

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  Gilead and Triangle have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Triangle confirming that the Accuracy Condition and the Covenant Condition have been duly satisfied, which certificate shall be in full force and effect;

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  no temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for shares of Triangle common stock pursuant to the Offer, or preventing completion of the Merger or any of the other transactions contemplated by the Merger Agreement, shall have been issued by any court of competent jurisdiction and remain in effect, and there is not any legal requirement enacted or deemed applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement that makes the purchase of or payment for shares of Triangle common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement, illegal (the "Legality Condition"); and

  •
  there shall not be pending or overtly threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved (excluding any legal proceeding where the only involvement of any governmental body is that a court or other tribunal is the venue for the adjudication of such legal proceeding): (i) challenging or seeking to restrain or prohibit the purchase of or payment for shares of Triangle common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from Gilead or Triangle or either of Triangle's subsidiaries any damages or other relief that may be material to Gilead or Triangle or either of Triangle's subsidiaries; (iii) seeking to prohibit or limit in any material respect Gilead's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Triangle; (iv) that if adversely determined could reasonably be expected to have the effect of materially and adversely affecting the right of Gilead, Triangle or either of Triangle's subsidiaries to own the assets or operate the business of Triangle or either of its subsidiaries; or (v) seeking to compel Triangle or either of its subsidiaries, Gilead or any subsidiary of Gilead to dispose of, hold separate or license any material asset or material right as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (the "Legal Proceeding Condition").

        The foregoing conditions are for the sole benefit of Gilead and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Gilead or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Gilead and the Purchaser. The failure by Gilead or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

        If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Triangle common stock will be promptly returned to the tendering stockholders.

14.    Certain Legal Matters

        Except as described in this Section 14, based on information provided by Triangle, none of Triangle, the Purchaser or Gilead is aware of any license or regulatory permit that appears to be material to the business of Triangle that might be adversely affected by the Purchaser's acquisition of shares of Triangle common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Triangle common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Gilead presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of Triangle common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Triangle's business or that certain parts of Triangle's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of Triangle common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

        In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

        Triangle's board of directors has taken all actions necessary to exempt the Merger Agreement, the Stockholder Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

State Takeover Statutes

        A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Triangle, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, it is believed that there are reasonable bases for contesting such laws.

        In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

Antitrust

        United States Antitrust Law.    Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

        Pursuant to the requirements of the HSR Act, Gilead, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on December 9, 2002. As a result, the waiting period applicable to the purchase of shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on December 24, 2002. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of shares of Triangle common stock in the Offer and the Merger. At any time before the Purchaser's acquisition of shares of Triangle common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser's acquisition of shares of Triangle common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of Triangle common stock acquired by the Purchaser, or the divestiture of substantial assets of Gilead, Triangle or their respective subsidiaries. At any time after the Purchaser's acquisition of shares of Triangle common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Triangle common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Gilead, Triangle or their respective subsidiaries. In this regard, the Merger Agreement provides that at the request of Gilead, Triangle must agree to divest, sell, license, dispose of, hold separate or otherwise take or commit to take any action that limits the ability of Triangle or either of its subsidiaries to operate or retain any of the businesses, product lines or assets of Triangle or either of its subsidiaries, provided that any such action is conditioned upon the completion of the transactions contemplated by the Merger Agreement. However, under the Merger Agreement Gilead does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Triangle or either of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue developing or offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any right with respect to any of its products for any indication, or any other intellectual property or intellectual property right, or to commit to cause Triangle or either of its subsidiaries to license or otherwise make available to any person any right with respect to Emtricitabine or any other material Company Pharmaceutical Product for any indication, or any related intellectual property or intellectual property right; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the Merger), or to commit to cause Triangle or either of its subsidiaries to hold separate any assets or operations; or (v) to make or cause either of its subsidiaries to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Triangle or either of its subsidiaries.

        Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Triangle common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        Foreign Antitrust Law.    The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. The Purchaser, Gilead and Triangle are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

Federal Reserve Board Regulations

        Shares of Triangle common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Triangle common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Triangle common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15.    Fees and Expenses

        The Purchaser and Gilead have retained Goldman, Sachs & Co. to act as the Dealer Manager for the Offer, Georgeson Shareholder Communications Inc. to act as the Information Agent for the Offer, and Mellon Investor Services LLC to serve as the Depositary for the Offer. Each of the the Information Agent and the Depositary will receive reasonable and customary compensation for its services, and each of the Dealer Manager, the Information Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

        The Information Agent may contact holders of Triangle common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Triangle common stock.

        Neither the Purchaser nor Gilead will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Dealer Manager, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Triangle common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.    Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Triangle common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Gilead is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Gilead becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Triangle common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Gilead that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser and Gilead have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Triangle has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Triangle) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

SIMBOLO ACQUISITION SUB, INC.

December 16, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PURCHASER AND GILEAD

1.    Directors and Executive Officers of the Purchaser

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Simbolo Acquisition Sub, Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John Milligan, Ph.D. President	Dr. Milligan was appointed Senior Vice President and Chief Financial Officer in March 2002. Dr. Milligan joined Gilead Sciences in 1990, beginning as a Research Scientist and transitioning to Project Management in 1994. In 1996 he became Director of Project Management and Project Team Leader for the Gilead and Hoffmann-La Roche collaboration on Tamiflu®. In 1998 he transitioned to Corporate Development and in March 2000 he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan received a doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral fellow at the University of California at San Francisco.
Mike Aguiar Chief Financial Officer and Director
Mike Aguiar joined Gilead in September 2002 as Vice President of Finance. Prior to joining Gilead he served as the Vice President of Finance at Immunex where he was responsible for all financial activities and led the divestiture of the Luekine product line. Prior to Immunex Mr. Aguiar was with Honeywell International for 6 years and served in a variety of finance management positions. He was most recently the CFO of the $1.3B Electronic Materials business unit. Prior to Honeywell, he was a mergers and acquisitions associate at Geneva Capital. Mr. Aguiar received an MBA from the University of Michigan in finance and has a bachelor of science degree in Biology from the University of California, Irvine.
Gregg H. Alton Secretary and Director
Gregg H. Alton is Gilead's Vice President and General Counsel. Mr. Alton joined Gilead in October 1999 as Associate General Counsel and in April 2000 was promoted to General Counsel. Prior to joining Gilead, Mr. Alton was in private practice. From 1993 to 1997 and from 1998 to 1999, Mr. Alton was a member of the Mergers and Acquisitions Group in Cooley Godward llp's Palo Alto office. From 1997 to 1998, Mr. Alton practiced law at the Boston office of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. In private practice, Mr. Alton focused primarily on representing biotechnology, healthcare and high technology companies in corporate transactions, in particular, mergers and acquisitions and securities offerings. Mr. Alton received his J.D. from Stanford Law School in 1993, his bachelor's degree from the University of California at Berkeley in 1989, and is a member of the State Bar of California.

2.    Directors and Executive Officers of Gilead

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Gilead are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John C. Martin President and Chief Executive Officer Director	Dr. Martin has served as President and CEO of Gilead since April 1996. He joined Gilead in October 1990 as Vice President for Research and Development. From 1984 to 1990 he was employed at Bristol-Myers Squibb, where he was Director of Antiviral Chemistry and participated in the development of ddI and D4T. Dr. Martin was with Syntex Corporation from 1978 to 1984. Dr. Martin is the co-inventor of ganciclovir, a pharmaceutical now marketed by Syntex for the treatment of cytomegalovirus infection. Dr. Martin served on a variety of government committees for the evaluation of antiviral research funding and on the editorial board of Antiviral Research. He was President of the International Society of Antiviral Research from 1998 through 2000 and Chairman of the Board of Directors of the Bay Area Bioscience Center from 1999 through 2001. He currently serves on the National Advisory Allergy & Infectious Diseases Council. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago and received the Isbell Award of the American Chemical Society for his applications of carbohydrate chemistry to the design of medicinally active nucleosides and nucleotides.
Norbert W. Bischofberger, Ph.D. Executive Vice President, Research and Development
Dr. Bischofberger joined Gilead in August 1990 as Director of Organic Chemistry and was promoted to Vice President, Organic Chemistry in February 1993 and Senior Vice President, Research and Development in January 1998. In November 2000, Dr. Bischofberger was promoted to Executive Vice President of Research and Development. From 1986 to 1990, Dr. Bischofberger was in Genentech's DNA Synthesis Group, where he served most recently as Senior Scientist, DNA Chemistry. He received his Ph.D. in Organic Chemistry at Eidgenossische Technische Hochschule in Zurich, Switzerland. He then performed postdoctoral research in steroid chemistry at Syntex, followed by research in Professor George Whiteside's lab at Harvard University, where his emphasis was organic chemistry and applied enzymology.

Mark L. Perry, J.D. Executive Vice President, Operations
Mr. Perry joined Gilead in July 1994 as Vice President, General Counsel, and Secretary and assumed the additional responsibilities of Chief Financial Officer in July 1996. Mr. Perry was promoted to Senior Vice President in January 1998, in February 2000 was promoted to Senior Vice President, Operations and in November 2000 was promoted to Executive Vice President, Operations. From 1981 to 1994, Mr. Perry was with Cooley Godward in San Francisco and Palo Alto, California. Cooley Godward serves as Gilead's outside counsel. Mr. Perry was an associate with Cooley Godward from 1981 to 1987, and a partner from 1987 to 1994. Mr. Perry received his J.D. from the University of California, Davis and is a member of the California Bar.
Michael K. Inouye Senior Vice President, Sales and Marketing
Mr. Inouye joined Gilead in 1995 as Vice President, Sales and Marketing to build up Gilead's commercial organization before the launch of Vistide. He was promoted to Senior Vice President, Sales and Marketing in November 2000. Immediately before Gilead, Mr. Inouye was Vice President, Sales and Marketing at InSite Vision from 1994 to 1995. Prior to that, he was with Merck and Co., Inc. for 13 years where he held a succession of sales and marketing management positions, including Senior Director, Marketing Planning and Senior Region Director, Field Sales. Before joining Merck in 1980, Mr. Inouye was with American Home Products in field sales.
William A. Lee, Ph.D. Senior Vice President, Research
Dr. Lee joined Gilead as Director of Pharmaceutical Product Development in August 1991, became Vice President, Pharmaceutical Product Development in January 1995 and in February 2000 was promoted to Vice President, Research and Pharmaceutical Development. In November 2000, Dr. Lee was promoted to Senior Vice President, Research and Product Development. Dr. Lee is a co-inventor of Roche's immune suppressive drug, Cellcept, a prodrug of mycophenolic acid, which is currently on the market. Dr. Lee was Department Head of Drug Delivery and Formulation at California Biotechnology, Inc. from 1986 to 1991 and with Syntex from 1985 to 1986. He received his Ph.D. in Physical Organic Chemistry from the University of California at San Diego and did postdoctoral work at the Ecole Polytech Federal Lausanne and the University of California at Santa Barbara.

John Milligan, Ph.D. Senior Vice President and Chief Financial Officer
Dr. Milligan was appointed Senior Vice President and Chief Financial Officer in March 2002. Dr. Milligan joined Gilead in 1990, beginning as a Research Scientist and transitioning to Project Management in 1994. In 1996 he became Director of Project Management and Project Team Leader for the Gilead and Hoffmann-La Roche collaboration on Tamiflu®. In 1998 he transitioned to Corporate Development and in March 2000 he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan received a doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral fellow at the University of California at San Francisco.
James M. Denny Chairman of the Gilead Board of Directors
Mr. Denny joined Gilead's board of directors in 1996 following his retirement from Sears and serves as Chairman of the Audit Committee. He is a former director of Astra AB and previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle-affiliated company. He is a director of Allstate Corporation, GATX Corporation and ChoicePoint, Inc., the Chairman of Northwestern Memorial Foundation, and a Senior Advisor to William Blair Capital Partners, LLC.
Paul Berg, Ph.D. Director
Dr. Berg joined the Gilead board of directors and became a member of the Scientific Advisory Board in April 1998. Dr. Berg is currently Cahill Professor in Cancer Research and Biochemistry emeritus at Stanford University School of Medicine, where he has been on the faculty since 1959. He has been the Director of the Stanford University Beckman Center for Molecular and Genetic Medicine since its founding in 1985. Dr. Berg is a director of Affymetrix, Inc. and Transgene, Inc. He has been a member of the National Academy of Sciences since 1966 and received the Nobel Prize for Chemistry in 1980 for his studies of the biochemistry of nucleic acids, particularly recombinant DNA.
Etienne F. Davignon Director
Mr. Davignon joined Gilead's board of directors in September 1990. He has served as the Vice Chairman of Société Générale de Belgique, a diversified financial and industrial company, since 1985. Mr. Davignon served as the European Community's Commissioner for Industry and International Markets from 1977 to 1981, and as the EC's Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is a director of Fiat S.A., Compagnie de Suez, Minorco S.A. and a number of other European companies.

Cordell W. Hull Director
Mr. Hull is the co-founder, Chairman and CEO of InfrastructureWorld, Inc., a business-to-business portal for the global infrastructure community. Prior to founding InfrastructureWorld, Inc., he held the positions of Chairman of Bechtel Enterprises, Chief Financial Officer of Bechtel Group and President of American Express Company's merchant banking operations in London. Mr. Hull serves as a Director of Darby Overseas Investments, Ltd., Bechtel Group, Inc., Bechtel Enterprises and the Fremont Group.
Gordon E. Moore, Ph.D. Director
Dr. Moore joined Gilead's board of directors in January 1996, and served as a member of Gilead's Business Advisory Board from July 1991 until January 1996. Dr. Moore also serves as Chairman of the Compensation Committee. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is a director of Transamerica Corporation and is Chairman of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990.
George P. Shultz, Ph.D. Director
Dr. Shultz joined Gilead's board of directors in January 1996. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., AirTouch Communications and Gulfstream Aerospace Corporation. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Medal of Freedom, the nation's highest civilian honor.
Gayle Edlund Wilson Director
Wife of former California Governor Pete Wilson, Mrs. Wilson served as California's First Lady from 1991-1999. Mrs. Wilson currently serves as a director of Chela Financial, Inc., a nonprofit corporation providing financial assistance to students pursuing higher education, and the Ralph M. Parsons Foundation, a nonprofit organization providing grants primarily in the areas of higher education, social impact, civic and cultural issues, and health. She also serves as an advisor for BroadDaylight, Inc., a leading provider of software designed to streamline Web-based customer service functions. In addition, Mrs. Wilson is a trustee of the California Institute of Technology (Caltech) and a member of its Jet Propulsion Lab Committee. Mrs. Wilson also serves on the Compensation Committee of Gilead's board of directors.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Triangle common stock and any other required documents should be sent or delivered by each stockholder of Triangle or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By Facsimile Transmission:	By Registered or Certified Mail:	By Overnight Courier:	By Hand:
For Eligible Institutions Only: (201) 296-4293 For Confirmation Only: (201) 296-4860	P.O. Box P.O. Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	85 Challenger Road Mail Stop Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department	120 Broadway 13th Floor New York, NY 10271

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent or Dealer Manager. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-4328

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Call Collect: (212) 902-1000
Call Toll Free: (800) 323-5678

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND GILEAD